Exhibit 4.11

Execution Version

US $1,400,000,000 SENIOR SECURED CREDIT FACILITY

Dated as of April 15, 2008

Among

EXCEL MARITIME CARRIERS LTD.

as Borrower

and

THE INITIAL LENDERS NAMED HEREIN

as Initial Lenders

and

NORDEA BANK FINLAND PLC, LONDON BRANCH

as Administrative Agent and Issuing Bank

and
NORDEA BANK FINLAND PLC, LONDON BRANCH, DVB BANK AG, DEUTSCHE BANK AG
FILIALE DEUTSCHLANDGESCHÄFT, GENERAL ELECTRIC CAPITAL CORPORATION
AND HSH NORDBANK AG

as Lead Arrangers

and

NATIONAL BANK OF GREECE S.A., CREDIT SUISSE AND FORTIS BANK

as Co-Arrangers

and
NORDEA BANK FINLAND PLC, LONDON BRANCH, AND DEUTSCHE BANK AG FILIALE
DEUTSCHLANDGESCHÄFT

as Book Runners

TABLE OF CONTENTS

Page

ARTICLE I DEFINITIONS AND ACCOUNTING TERMS	1

Section 1.01.	Certain Defined Terms	1
Section 1.02.	Interpretation	18
Section 1.03.	Computation of Time Periods	18
Section 1.04.	Accounting Terms	18

ARTICLE II AMOUNTS AND TERMS OF THE ADVANCES	18

Section 2.01.	Term Loan Advances; Revolving Credit Advances	18
Section 2.02.	Making the Advances	18
Section 2.03.	Fees	19
Section 2.04.	Interest	20
Section 2.05.	Evidence of Debt	20
Section 2.06.	Scheduled Repayment of Advances	20
Section 2.07.	Termination or Reduction of the Revolving Credit Commitments	21
Section 2.08.	Optional Prepayments	22
Section 2.09.	Mandatory Prepayments	22
Section 2.10.	Increased Costs	23
Section 2.11.	Illegality	23
Section 2.12.	Payments and Computations	24
Section 2.13.	Taxes	25
Section 2.14.	Sharing of Payments, Etc	26
Section 2.15.	Use of Proceeds	27
Section 2.16.	Issuance of and Drawings and Reimbursement under Letters of Credit	27
Section 2.17.	Mitigation	31

ARTICLE III CONDITIONS PRECEDENT TO LENDING	31

Section 3.01.	Conditions Precedent on the Closing Date	31
Section 3.02.	Conditions Precedent to Each Revolving Credit Advance and Issuance Subsequent to the Closing Date	37

ARTICLE IV REPRESENTATIONS AND WARRANTIES	37

Section 4.01.	Representations and Warranties of the Borrower	37

ARTICLE V COVENANTS OF THE BORROWER	42

Section 5.01.	Affirmative Covenants	42
Section 5.02.	Negative Covenants	48
Section 5.03.	Reporting Requirements	52
Section 5.04.	Financial Covenants	54

ARTICLE VI EVENTS OF DEFAULT	55

Section 6.01.	Events of Default	55
Section 6.02.	Actions in Respect of the Letters of Credit upon Default	57
Section 6.03.	Remedies	58
Section 6.04.	Application of Proceeds	58

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TABLE OF CONTENTS
(continued)
Page

ARTICLE VII THE ADMINISTRATIVE AGENT	58

Section 7.01.	Authorization and Action	58
Section 7.02.	Agent’s Reliance, Etc	59
Section 7.03.	Nordea and Affiliates	59
Section 7.04.	Lender Credit Decision	60
Section 7.05.	Indemnification	60
Section 7.06.	Successor Administrative Agent	61

ARTICLE VIII MISCELLANEOUS	62

Section 8.01.	Amendments, Etc	62
Section 8.02.	Notices, Etc	63
Section 8.03.	No Waiver; Remedies, Entire Agreement	64
Section 8.04.	Costs and Expenses	64
Section 8.05.	Right of Set-off	65
Section 8.06.	Binding Effect; Assignment by Borrower	66
Section 8.07.	Assignments and Participations	66
Section 8.08.	Execution in Counterparts	69
Section 8.09.	Confidentiality	69
Section 8.10.	Release of Collateral	69
Section 8.11.	Patriot Act Notification	69
Section 8.12.	JURISDICTION, ETC	70
Section 8.13.	GOVERNING LAW	70
Section 8.14.	WAIVER OF JURY TRIAL	70
Section 8.15.	Process Agent	70
Section 8.16.	Judgment Currency	71
Section 8.17.	Partial Invalidity	71

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Schedules

Schedule I           -  Commitments
Schedule II          -  Applicable Lending Offices
Schedule III         -  Collateral Vessels and Designated Vessels
Schedule IV                         -  Subsidiaries of each Loan Party
Schedule V          -  Existing Indebtedness; Guaranty Obligations
Schedule VI         -  Disclosed Litigation
Schedule VII        -  Certain Environmental Matters

Exhibits

Exhibit A-1                           -  Form of Promissory Note for Term Loan Advance
Exhibit A-2                           -  Form of Promissory Note for Revolving Credit Advance
Exhibit B                               -  Form of Notice of Borrowing
Exhibit C                               -  Form of Assignment and Acceptance
Exhibit D                               -  Form of Opinion of White & Case LLP, counsel to the Loan Parties
Exhibit E                                -  Form of Guaranty
Exhibit F                                -  Form of Account Pledge
Exhibit G                                -  Form of First Preferred Ship Mortgage
Exhibit H                                -  Form of Assignment of Insurances
Exhibit I                                 -  Form of Assignment of Earnings
Exhibit J                                 -  Form of Stock Pledge
Exhibit K                                -  Form of Security Trust Agreement
Exhibit L         -  Form of Certificate of Compliance
Exhibit M         -  Form of Amendment to Ship Mortgage

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SENIOR SECURED CREDIT FACILITY

SENIOR SECURED CREDIT FACILITY dated as of April __, 2008 among (i) EXCEL MARITIME CARRIERS LTD., a Liberian corporation, as borrower (the “Borrower”), (ii) the banks, financial institutions and other institutional lenders (the “Initial Lenders”) listed on the signature pages hereof, (iii) NORDEA BANK FINLAND PLC, LONDON BRANCH (“Nordea”), as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent”) for the Secured Parties (as hereinafter defined), (iv) NORDEA, DVB BANK AG, DEUTSCHE BANK AG FILIALE DEUTSCHLANDGESCHÄFT (“DB”), GENERAL ELECTRIC CAPITAL CORPORATION, and HSH NORDBANK AG, as lead arrangers (the “Lead Arrangers”), (v) NATIONAL BANK OF GREECE S.A., CREDIT SUISSE and FORTIS BANK, as co-arrangers (the “Co-Arrangers”), (vi) NORDEA and DB, as book runners and (vii) NORDEA, as Issuing Bank.

PRELIMINARY STATEMENTS:

(1) The Borrower has requested that the Lenders (as defined herein) lend to the Borrower certain amounts as provided under this Agreement to finance some or all of the cash portion of the Acquisition, to consummate the Borrower Refinancing and the QMAR Refinancing, to provide for ongoing working capital and capital expenditure requirements and other general corporate purposes of the Borrower and its Subsidiaries, including fees and expenses payable by the Borrower in connection with the Transaction and, from time to time, to issue Letters of Credit for the benefit of the Borrower and the other Loan Parties.

(2) Subject to the terms and conditions set forth herein, the Lenders agree to lend such amounts and extend such credit on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
b
DEFINITIONS AND ACCOUNTING TERMS

Section 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Account Pledge Agreement” means collectively the deeds of charge of the Earnings Accounts of the Borrower, the Vessel Owning Subsidiaries and the Designated Subsidiary Guarantors to the Administrative Agent, substantially in the form of Exhibit F hereto, together with appropriate notices and acknowledgments thereof.

“Acquisition” means the acquisition by Newco of all of the capital stock of QMAR in accordance with the terms of the Acquisition Agreement.

“Acquisition Agreement” means the Agreement and Plan of Merger, dated as of January 29, 2008, among the Borrower, Newco and QMAR.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent maintained by the Administrative Agent at JPMorgan Chase Bank National Association, 270 Park Avenue, New York, New York 10022, United States of America, Account No. 400807041, Attention:  Mike Sheppard, Reference:  Excel Maritime Carriers Ltd., or such other account as the Administrative Agent shall specify in writing to the Lenders.

“Advance” means the Term Loan Advance or a Revolving Credit Advance (including a Letter of Credit Advance).

“Affiliate” means, with respect to any Person, any Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person.  For purposes of this definition, the term “control” (including the terms “controlling”, “controlled by” and “under common control with”) of a Person shall mean the power, direct or indirect (i) to vote 20% or more of the securities or other interests having ordinary voting power for the election of directors of such Person or of Persons serving a similar function, or (ii) to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Agreement” means this Senior Secured Credit Facility.

“Applicable Lending Office” means, with respect to any Lender, the office of such Lender specified as its “Applicable Lending Office” opposite its name on Schedule II hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

“Applicable Margin” means 1.25% per annum.

“Approved Broker” shall mean any of Arrow Valuations, Lorentzen & Stemoco A/S, R.S. Platou Shipbrokers A.S., H. Clarkson & Co. Ltd., Fearnleys A/S and Simpson, Spence & Young Ltd., or any other independent shipbroker of international repute satisfactory to the Borrower and Lead Arrangers.

“Asset Disposition” has the meaning specified in Section 5.02(e).

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit C hereto.

“Assignment of Charter” means an assignment of each existing or future time or bareboat charter or other similar contract for each Collateral Vessel and for each Designated Vessel (other than the bareboat charter between the respective owners thereof and the respective Designated Subsidiary Guarantor), in each case that has as of the Execution Date a remaining term of eleven (11) months or greater, including any extension option, granted by the relevant Guarantor, together with appropriate notices and consents relating thereto.

“Assignment of Earnings” means an Assignment of Earnings in substantially the form of Exhibit I hereto covering, the Collateral Vessels in favor of the Administrative Agent granted by the relevant Guarantors, together with appropriate notices and acknowledgments thereof.

“Assignment of Insurances” means an assignment of insurances, together with appropriate notices thereof, consents thereto, and loss payable clauses satisfactory to the Administrative Agent, in substantially the form of Exhibit H hereto, covering the Collateral Vessels in favor of the Administrative Agent granted by the Borrower and any Affiliate thereof that has an interest in Collateral Vessel related insurances.

“Assignment of Management Agreement” means collectively the assignment of each commercial or technical management agreement by the relevant Guarantors respecting a Collateral Vessel or a Designated Vessel entered into during the term of this Agreement, together with appropriate notices and acknowledgments thereof, in form and substance satisfactory to the Administrative Agent.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Borrower Refinancing” means the refinancing of certain existing indebtedness of the Borrower and its Subsidiaries including in relation to Collateral Vessels 1-16 listed on Schedule III hereto.

“Break Funding Costs” means any loss, cost or expense and including loss of anticipated profit incurred by the Administrative Agent or any Lender whenever the Borrower makes any prepayment or repayment pursuant to this Agreement or under the Notes or under any other Loan Document on a date that is not an Interest Payment Date including, without limitation, any loss (including loss of anticipated profits) cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds by the Administrative Agent or such Lender by reason of receipt of a prepayment or repayment on a date that is not an Interest Payment Date.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in London, Hamburg and New York.

“Cash Equivalents” shall mean the following (all of which shall be freely disposable and, for the avoidance of doubt none of the following shall be deemed disqualified from being freely disposable by reason of being included in minimum liquidity calculations under this Agreement or other agreements respecting Indebtedness, or being subject to a Lien):  (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender and certificates of deposit with maturities of one year or less from the date of acquisition and overnight bank deposits of any other commercial bank whose principal place of business is organized under the laws of any country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, and having capital and surplus in excess of $200,000,000, (c) commercial paper of any issuer rated at least A-2 by Standard & Poor’s Ratings Group or P-2 by Moody’s Investors Service, Inc. with maturities of one year or less from the date of acqusition, (d) additional money market investments with maturities of one year or less from the date of acquisition rated at least A-1 or AA by Standard & Poor’s Ratings Group or P-1 or Aa by Moody’s Investors Service, Inc. and (e) tax-exempt debt obligations of any State of the United States or of any county or other municipal governmental subdivision of any State of the United States with maturities of one year or less from the date of acquisition rated at the highest investment grade rating by Standard & Poor’s Ratings Group or by Moody’s Investors Service, Inc., or publicly traded or open-end bond funds that invest exclusively in such tax-exempt debt obligations.

“Certificate of Compliance” means a certificate executed by the Chief Financial Officer or Treasurer of the Borrower in substantially the form of Exhibit L hereto.

“Change of Control” shall occur if (i) any “Person” or “Group” (within the meaning of Sections 13(d) and 14(d) under the Exchange Act, as in effect on the Closing Date), other than the Permitted Holders, is or shall be the “beneficial owner” (as so defined in Rules 13(d)-3 and 13(d)- 5 under the Exchange Act) of 35% or more on a fully diluted basis of the voting interest in the Borrower’s capital stock or other equity interests, and such percentage interest is greater than the percentage interest then held by the Permitted Holders in the aggregate, (ii) any “Person” or “Group” (within the meaning of Sections 13(d) and 14(d) under the Exchange Act, as in effect on the Closing Date), other than the Permitted Holders, shall have obtained the power (whether or not exercised) to elect a majority of the Borrower’s directors, (iii) the Board of Directors of the Borrower shall cease to consist of a majority of Continuing Directors, (iv) the Permitted Holders shall cease to own beneficially on a fully diluted basis, in the aggregate, 35% or more of the voting interest in the Borrower’s capital stock, or (v) the adoption of a plan by the holders of capital stock relating to the liquidation or dissolution of the Borrower.

“Closing Date” means the date on which the preconditions set forth in Section 3.01 are satisfied, and shall be the date on which the Acquisition and the Merger are consummated but not later than June 30, 2008.

“Co-Arrangers” shall mean collectively, the National Bank of Greece S.A., Credit Suisse and Fortis Bank.

“Collateral” means the Collateral Vessels and all other property of the Borrower and the Guarantors securing the Obligations of any of the Loan Parties under any Loan Document.

“Collateral Documents” means the Guaranty, the Ship Mortgages, the Assignment of Earnings, the Assignment of Insurances, any Assignment of Charters from time to time, the Assignment of Management Agreement, the Account Pledge Agreement, the Manager’s Undertakings, the Designated Vessel Assignment of Earnings, the Designated Vessel Account Pledge Agreement, the Stock Pledge, the Security Trust Agreement and any other agreement that creates or purports to create a Lien in favor of the Administrative Agent (or the Security Trustee) for the benefit of the Secured Parties.

“Collateral Vessels” means the vessels listed as “Collateral Vessels” on Schedule III hereto, as such schedule may be amended from time to time or in accordance with the provisions of 5.0 1(m) hereof, provided that the Administrative Agent (in its capacity as Administrative Agent or Security Trustee) shall have at all times a first priority and perfected lien on each such Collateral Vessel, provided further that each such Collateral Vessel is duly documented, in the name of the Borrower or a Guarantor as owner, under the laws and flag of the Republic of the Marshall Islands, the Commonwealth of the Bahamas, the Republic of Panama, the Republic of Cyprus, the Republic of Malta, or such other jurisdiction as is satisfactory to the Administrative Agent in its reasonable discretion.

“Commitment” means, with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the captions “Revolving Credit Commitment”, and “Term Loan Commitment” and for the Issuing Bank, the “Letter of Credit Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c) as such Lender’s “Revolving Credit Commitment” and “Term Loan Commitment”; provided that each Lender’s Revolving Credit Commitment may be reduced from time to time in accordance with the terms of Section 2.07.

“Commitment Fee” has the meaning set forth in Section 2.03(a) hereof.

“Confidential Information” means information that any Loan Party furnishes to Administrative Agent or any Lender in a writing designated as confidential, but does not include any such information that is or becomes generally available to the public or that is or becomes available to Administrative Agent or such Lender from a source other than the Loan Parties.

“Consolidated” refers to the consolidation of accounts in accordance with US GAAP.

“Continuing Directors” means the directors of the Borrower on February 15, 2008 and each other director if such director’s nomination for election to the Board of Directors of the Borrower is recommended by a majority of the then Continuing Directors.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“DB” has the meaning specified in the recital of parties to this Agreement.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

“Default Rate” has the meaning specified in Section 2.04(b).

“Designated Subsidiary Guarantor” means each Subsidiary of the Borrower that is a bareboat charterer of a Designated Vessel.

“Designated Vessel” means each vessel listed under “Designated Vessels” on Schedule III hereto, as such schedule may be amended from time to time in accordance with the provisions of Section 5.01(m) hereof.

“Designated Vessel Account Pledge Agreement” means the deed of charge over the Designated Vessels Earnings Accounts by the Borrower and the Designated Subsidiary Guarantors in favor of the Administrative Agent in substantially the form of Exhibit F hereto, together with appropriate notices and acknowledgments thereof.

“Designated Vessel Assignment of Earnings” means the assignment of earnings covering the Designated Vessels by the Designated Subsidiary Guarantors, in favor of the Administrative Agent in substantially the form of Exhibit I, together with appropriate notices and acknowledgments thereof.

“Designated Vessel Earnings Account” means collectively, the accounts opened and maintained by the Borrower and each Designated Subsidiary Guarantor with the Administrative Agent to which the hires, freights, pool income and others sums payable in respect of a Designated Vessel are credited and such Designated Vessel’s bareboat charter hire and operating expenses are deducted from such accounts.

“Disclosed Litigation” means any action, suit, investigation, litigation or proceeding as more fully described in Schedule VI hereto.

“Dollars” and the “$” sign each means lawful money of the United States.

“Earnings Account” means collectively, the accounts opened and maintained by the Borrower and each Vessel Owning Subsidiary with the Administrative Agent to which the hires, freights, pool income and others sums payable in respect of a Collateral Vessel are credited and such Collateral Vessel’s operating expenses are deducted from such accounts.

“EBITDA” means the operating income plus the sum of (a) depreciation expense and (b) amortization expense, in each case, as reflected in the “Consolidated Statement of Operations” of the Borrower prepared in accordance with US GAAP (it being understood that capital gains/losses from Vessel Dispositions should be included in the determination of revenue for the purposes of EBITDA); provided that EBITDA shall be calculated on a rolling basis for the four fiscal quarters most recently ended.

“Eligible Assignee” means (i) a Lender; (ii) a direct or indirect wholly owned Subsidiary of any Lender or of the controlling corporation of such Lender; (iii) any commercial bank, financial institution or other commercial lender in each case organized under the laws of the United States, or any State thereof, having combined capital and surplus in excess of five hundred million dollars ($500,000,000), and approved by the Administrative Agent and the Borrower, such approval not to be unreasonably withheld; (iv) any commercial bank organized under the laws of any other country that is a member of the Organization for Economic Cooperation and Development or has concluded special lending arrangements with the International Monetary Fund associated with its General Arrangements to Borrow, or a political subdivision of any such country, having combined capital and surplus in excess of five hundred million dollars ($500,000,000), and approved by the Administrative Agent and the Borrower, such approval not to be unreasonably withheld; and (v) any other commercial bank, financial institution or other lender agreed to by the Administrative Agent and the Borrower.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non-compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, Environmental Permit or Hazardous Materials or arising from alleged injury or threat of injury to public health, public safety (as such alleged injury or threat of injury to public health or public safety is related to exposure to Hazardous Materials) or the environment, including, without limitation, (a) by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages and (b) by any governmental or regulatory authority or any third party for damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction, decree or judicial or agency interpretation, policy or guidance relating to pollution or protection of the environment, health (as it is related to exposure to Hazardous Materials), safety (as it is related to exposure to Hazardous Materials) or natural resources, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of equity interests of (or of membership interests or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of equity interests of (or of membership interests or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of equity interests of (or of membership interests or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or of membership interests or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the Borrower’s controlled group, or under common control with the Borrower, within the meaning of Section 414(b) or 414(c) of the Internal Revenue Code.

“ERISA Event” means (a) (i) the occurrence of a reportable event, within the meaning of Section 4043(c) of ERISA, with respect to any Plan unless the 30-day notice requirement with respect to such event has been waived by the PBGC, or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such Section) are met with a contributing sponsor, as defined in Section 400 1(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan pursuant to Section 4 12(c) of the Code or Section 303 of ERISA; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of the Borrower or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by the Borrower or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the imposition of a lien under Section 302(f) of ERISA with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan, provided that the occurrence of any event or condition described in Section 4042(a)(4) of ERISA shall be an ERISA Event only if the PBGC has notified the Borrower that it intends to initiate proceedings to terminate a Plan pursuant to Section 4042(a)(4).

“Events of Default” has the meaning specified in Section 6.01.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Excluded Taxes” means, with respect to the Administrative Agent or any Lender, Taxes (however denominated) on or based on its overall net income imposed by any Governmental Authority of or in the jurisdiction under the laws of which such recipient is incorporated or otherwise organized or in which its principal office is located or (in the case of any Lender) in which its Applicable Lending Office is located.

“Execution Date” means the date of this Agreement as set forth on the cover page hereof.

“Existing Indebtedness” has the meaning specified in Section 3.01(a)(xx).

“Existing Designated Vessel Liens” has the meaning specified in Section 4.01(l)(y).

“Facility” means collectively the Revolving Credit Facility (including the Letter of Credit Facility) and the Term Loan Facility.

“Fair Market Value” of a Collateral Vessel at any time shall be the arithmetic mean of appraisals obtained from two Approved Brokers selected by the Borrower and determined on the basis of a charter-free arm’s-length transaction between a willing and able buyer and seller not under duress.  The Fair Market Value of any Collateral Vessel that is a Total Loss shall be zero.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with US GAAP to be capitalized on a balance sheet of the lessee.

“Fortis Existing Swap” means collectively the interest rate swap agreement dated 19 July 2006 and made between (i) Fortis Bank (Nederland) N.V. and (ii) the Vessel Owning Subsidiaries that own the Collateral Vessels 17-38 on Schedule III and certain other companies named therein, as amended by a supplemental agreement dated the Closing Date, and guaranteed by the Borrower under a Guarantee dated the Closing Date in favor Fortis Bank (Nederland) N.V.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self regulatory organization.

“Governmental Authorization” means any authorization, approval, consent, franchise,license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guarantor” means each of (i) Newco, (ii) each direct or indirect Subsidiary of the Borrower (including on and after the Closing Date, QMAR) that (A) holds at any time an ownership interest in one or more of the Collateral Vessels (a “Vessel Owning Subsidiary”) or (B) directly or indirectly owns shares, a membership or any other equity interest in any Vessel Owning Subsidiary, (iii) each Designated Subsidiary Guarantor, and (iv) each party that becomes a party to the Guaranty pursuant to the terms hereof and thereof.

“Guaranty” means the Guaranty executed by the Guarantors on the Closing Date in substantially the form of Exhibit E hereto.

“Guaranty Obligation” means, as to any Person (the “guaranteeing person”), any obligation of (i) the guaranteeing person or (ii) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case if such obligation is guaranteeing or in effect guaranteeing any Indebtedness, or leases, dividends or other obligations which are substitutes for or equivalents of Indebtedness (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefore, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.  The amount of any Guaranty Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guaranty Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guaranty Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hazardous Materials” means (a) petroleum and petroleum products, byproducts or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls and radon gas and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“HSH Existing Swap” means collectively the ISDA Master Agreement, as modified by schedule dated April 22, 2005 and ISDA Master Agreement Rate Collar Transaction with extendable Swap Confirmation dated July 11, 2006, made between (i) HSH Nordbank AG and (ii) the Vessel Owning Subsidiaries that own Collateral Vessels 2-6, 8, and 10 on Schedule III, as supplemented on the Closing Date.

“IMO” means the International Maritime Organization.

“Indebtedness” of any Person at any date means, without duplication, (a) all indebtedness of such Person for borrowed money (other than current trade liabilities, customer advances and customer deposits incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the portion of the obligations of such Person under Financing Leases included as indebtedness on the balance sheet of such Person in accordance with US GAAP, (c) the portion of the obligations of such Person in respect of acceptances issued or created for the account of such Person included as indebtedness on the balance sheet of such Person in accordance with US GAAP, and (d) all reimbursement or counter indemnity obligations of such Person in respect of amounts already paid under letters of credit, guarantees or similar instruments backing another Person’s obligations of the types described in the foregoing clauses (a), (b), (c) and (d).

“Indemnified Taxes” means, with respect to the Administrative Agent or any Lender or any other Secured Party, all Taxes other than Taxes that are Excluded Taxes with respect to it.

“Initial Lenders” has the meaning specified in the recital of parties to this Agreement.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001 (a)(1 8) of ERISA.

“Inter Company Charter” means in respect of any Collateral Vessel or Designated Vessel, any bareboat, time or other charter between a Loan Party and another Loan Party or Affiliate thereof.

“Interest Payment Date” means (a) with respect to any Advance, the last day of each Interest Period applicable to such Advance, and in the case of an Advance with an Interest Period that extends, for any reason, beyond three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three month’s duration been applicable thereto and (b) with respect for each Advance then outstanding, the Maturity Date.

“Interest Period” means, for any Advance or combination thereof, the period commencing on the date of such Advance and ending on the last day of the period selected by the Borrower in accordance with the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower in accordance with the provisions below.  The duration of each such Interest Period shall be one, two, three or six months, or such other period as all Lenders may agree, as the Borrower may, upon notice received by the Administrative Agent not later than 1:00 P.M. (London time) on the third Business Day prior to the first day of such Interest Period, select; provided, however, that:

(i) the Borrower may not select any Interest Period that ends after the Termination Date;

(ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day; provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day;

(iii) whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month; and

(iv) if the Borrower fails to choose the duration of an Interest Period in a timely manner, such next following Interest Period shall be three months.

“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ISM Code” means the International Management Code for the Safe Operation of Ships and for Pollution Prevention as adopted by the IMO, as the same may be amended from time to time.

“Issuing Bank” means Nordea and any other Lender expressly agreeing from time to time to act as an issuing bank or an Affiliate of a Lender (that has agreed to act as an issuing bank) approved by the Administrative Agent, the Borrower and such other Lender.

“Lead Arrangers” shall mean collectively the Administrative Agent, DVB Bank AG, Deutsche Bank AG Filiale Deutschlandgeschäft, General Electric Capital Corporation and HSH Nordbank AG.

“Lenders” means the Initial Lenders and each Person that shall become a party hereto in accordance with the terms of Section 8.07.

“Letter of Credit” has the meaning specified in Section 2.16(a).

“Letter of Credit Advance” means an advance made by any Issuing Bank or any Lender pursuant to Section 2.16(d).

“Letter of Credit Agreement” has the meaning specified in Section 2.16(b).

“Letter of Credit Commitment” means the obligation of the Issuing Bank to provide one or more Letters of Credit (including letters of guarantee) in accordance with the terms of Section 2.16 up to the amount of the Letter of Credit Facility as a sub-facility of the Revolving Credit Facility.

“Letter of Credit Facility” means a sub-facility of the Revolving Credit Facility that is, at any time, an amount of up to $100,000,000, as such amount may be reduced pursuant to Section 2.07.

“LIBOR” means, for any Interest Period, (a) the rate per annum appearing on Reuters Screen LIBOR 01 page (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days before the first day of such Interest Period for a term comparable to such Interest Period; provided that if more than one rate is specified on Reuters Screen LIBOR 01 page (or any successor page), the applicable rate shall be the arithmetic mean of all such rates; (b) if for any reason the rate specified in clause (a) of this definition does not so appear on Reuters Screen LIBOR 01 page, the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days before the first day of the relevant Interest Period for a term comparable to such Interest Period; and (c) if the rate specified in clause (a) of this definition does not so appear on Reuters Screen LIBOR 01 page (or any successor page) and if no rate specified in clause (b) of this definition so appears on Telerate Page 3750 (or any successor page), the interest rate per annum shall be equal to the rate per annum at which deposits in Dollars are offered by the principal offices of the Reference Banks in London, England to prime banks in the London interbank market at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period in an amount substantially equal to the relevant amount and for a period equal to such Interest Period.

“Lien” means any lien, security interest or other charge or encumbrance of any kind, including, without limitation, the lien or retained security title of a conditional vendor.

“Loan Documents” means this Agreement, the Notes, the Collateral Documents, any Swap Agreement, any Letter of Credit and any Letter of Credit Agreement.

“Loan Parties” means the Borrower and each Guarantor.

“Majority Lenders” means at any time Lenders owed or holding greater than 66 2/3% of the sum of the aggregate principal amount of the Advances and undrawn Commitments outstanding at such time.

“Manager” means Maryville Maritime Inc., a Wholly Owned Subsidiary of the Borrower or, with the prior written consent of the Administrative Agent (whose consent shall not be unreasonably withheld) as provided in Section 5.01(n)(ii), another Wholly Owned Subsidiary; provided that for a period of three (3) months following the Closing Date, for the purposes of any Collateral Vessel or Designated Vessel owned or chartered by QMAR or any of its Wholly Owned Subsidiaries, the term “Manager” shall mean Quintana Management LLC.

“Manager’s Undertakings” means the undertakings, provided by the Manager respecting each Collateral Vessel, including, inter alia, a statement satisfactory to the Administrative Agent that any lien in favor of the Manager respecting a Collateral Vessel is subject and subordinate to the Ship Mortgages.

“Market Value Adjusted Total Assets” is the aggregate of all assets, adjusted to reflect the Fair Market Value of all vessels owned by the Borrower or any Wholly Owned Subsidiary of the Borrower.  The vessels referred to in the preceding sentence shall include all vessels owned by the Borrower or any Wholly Owned Subsidiary of the Borrower, and not only the Collateral Vessels.

“Material Adverse Effect” means a material adverse effect on (a) the business, financial condition, assets or operations of the Borrower and the Subsidiaries taken as a whole, or (b) the rights and remedies of Nordea (in its capacity as the Administrative Agent or Security Trustee) or any Secured Party under any Loan Document.

“Maturity Date” means April 1, 2016.

“Merger” means the merger of Newco into QMAR, with QMAR as the surviving entity simultaneously changing its name to Bird Acquisition Corp.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001 (a)(1 5) of ERISA, that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and (a) is maintained for employees of the Borrower or any ERISA Affiliate and at least one Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Newco” means Bird Acquisition Corp., a corporation organized under the laws of the Republic of the Marshall Islands and a direct Wholly Owned Subsidiary of the Borrower.

“Nordea” has the meaning specified in the recital of parties to this Agreement.

“Note” means a promissory note of the Borrower payable to the order of a Lender in substantially the forms of Exhibit A-1 hereto respecting such Lender’s Term Loan Commitment and A-2 hereto respecting such Lender’s Revolving Credit Commitment, evidencing the Advances made and to be made by such Lender, in each case as further set forth in Section 2.05 hereof.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.16(b).

“Obligations” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f).

Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest (including interest accruing on or after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower or any other Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), charges, expenses, fees, attorneys’ fees and disbursements, indemnities, Reimbursement Obligations, amounts due under any Swap Agreement or Letter of Credit Agreement, and other amounts payable by such Loan Party under any Loan Document and the performance by each such Loan Party of its respective obligations under any Loan Document, and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Other Taxes” means any and all present or future stamp, mortgage, intangible or documentary Taxes or any excise or property Taxes or similar Taxes arising from any payment made under this Agreement or any other Loan Document or from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Patriot Act” has the meaning set forth in Section 8.11.

“Payment Date” means each January 1, April 1, July 1, and October 1 commencing July 1, 2008, up to and including the Maturity Date (and subject to the provisions of Section 2.06 hereof), provided that each such Payment Date shall be adjusted to fall on the last day of an Interest Period as set forth in sub-clauses (ii) and (iii) of the definition of “Interest Period.”

“PBGC” means the United States Pension Benefit Guaranty Corporation (or any successor).

“Permitted Holders” shall mean the Persons who are named in “Risk Factors” in the Borrower’s F-4 filing dated February 15, 2008 and (A) each of their spouses, parents, siblings, family members (including adopted children), lineal descendants, spouses of their lineal descendants and adopted children and/or (B) the heirs, executors, administrators, testamentary trustees and legatees and/or (C) any foundation controlled by any of the foregoing Persons, any trusts for the benefit of any of the foregoing Persons, any corporations controlled by the foregoing Persons and any Affiliates of the foregoing Persons.

“Permitted Lien” has the meaning set forth in Section 5 .02(b)(iii) hereof.

“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity of whatever nature, or a Governmental Authority.

“Plan” means a Single Employer Plan or a Multiple Employer Plan, as defined in ERISA.

“Pro Rata Share” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Commitment at such time and the denominator of which is the aggregate of all Lender Commitments at such time.

“QMAR” means Quintana Maritime Limited, a Marshall Islands corporation.

“QMAR Refinancing” means the termination of all the existing indebtedness of QMAR in relation to Collateral Vessels 17-38 on Schedule III hereto by application of the proceeds of the Facilities on the Closing Date.

“RBS Debt” means Indebtedness of (i) Hope Shipco LLC, as borrower under the US$10,934,000 Secured Loan Agreement, dated May 11, 2007, with Royal Bank of Scotland plc, as lender, in respect of Hull No. S-1335 (tbn), (ii) Lillie Shipco LLC, as borrower under the US$11,284,000 Secured Loan Agreement, dated May 11, 2007, with Royal Bank of Scotland plc, as lender, in respect of Hull No. S- 1330 (tbn), and (iii) Christine Shipco LLC, as borrower under the US$25,333,000 Secured Loan Agreement, dated April 11, 2007, with Royal Bank of Scotland plc, as lender, in respect of Hull No.S-2295 (tbn).

“Reference Banks” means the Lead Arrangers.

“Register” has the meaning specified in Section 8.07(c).

“Regulation U” means Regulation U of the Board of Governors of the United States Federal Reserve System.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Issuing Bank for amounts drawn under the Letters of Credit and other amounts reimbursable by the Borrower thereunder or under any Letter of Credit Agreement.

“Requirement of Law” means as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer of the Borrower, the president of the Borrower, the general counsel of the Borrower, any senior vice president of the Borrower or any corporate vice president of the Borrower having familiarity with the matters in respect of which such corporate vice president is acting as a Responsible Officer under this Agreement, or, with respect to financial matters, the chief financial officer of the Borrower, the treasurer of the Borrower or the chief accounting officer of the Borrower.

“Revolving Credit Advance” means an Advance made by any Lender pursuant to Section 2.01(b).

“Revolving Credit Commitment” means in the aggregate the amount of up to $400,000,000, (which amount includes the Letter of Credit Commitment) and with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c) as such Lender’s “Revolving Credit Commitment”; provided that each Lender’s Revolving Credit Commitment may be reduced from time to time in accordance with the terms of Section 2.07.

“Revolving Credit Facility” means the facility (including the Letter of Credit Facility) made available to the Borrower in accordance with the terms of Section 2.01(b) and Section 2.16 (as such amount may be reduced pursuant to Section 2.07).

“SEC” means the United States Securities and Exchange Commission.

“Secured Parties” means the Administrative Agent, the Security Trustee, the Lenders, the Issuing Bank, and the Swap Providers.

“Security Trust Agreement” means the Security Trust Agreement dated as of the Closing Date between the Administrative Agent and Nordea whereby Nordea agrees to act as Security Trustee on behalf of the Secured Parties with respect to holding the Ship Mortgages and acting as “Chargee” under the Designated Vessel Account Pledge Agreement and the Account Pledge Agreement, in substantially the form of Exhibit K hereto.

“Security Trustee” means Nordea in its capacity as security trustee under the Security Trust Agreement.

“Ship Mortgage” means, with respect to any Republic of Panama or Republic of the Marshall Islands flag Collateral Vessel, a first preferred ship mortgage in favor of the Security Trustee, in substantially the form of Exhibit G hereto and with respect to any Commonwealth of the Bahamas, Republic of Cyprus or Republic of Malta flag Collateral Vessel, a first priority statutory mortgage and related deed of covenants containing substantially similar provisions.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and (a) is maintained for employees of the Borrower or any ERISA Affiliate and no Person other than the Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which the Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” means, with respect to any Person on a particular date, that on such date (a) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (b) such Person does not intent to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and (c) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which Person’s property would be unreasonably small in relation to such business or such transaction.

“Stock Pledge” means the pledge of shares (or membership interests as the case may be) in the Guarantors by the respective owners thereof together with appropriate irrevocable proxies, undated stock or interest powers, delivery to the Administrative Agent of the share or membership interest certificates, and undated resignations of all directors and officers of all entities the shares or membership interests of which are pledged, in substantially the form of Exhibit J hereto, together with appropriate notices thereof.

“Subordinate Debt” means the fully and expressly subordinated unsecured Indebtedness, if any, of the Borrower in the maximum principal amount of $200,000,000, entered into on the Closing Date only in order to complete the Acquisition and the Transactions on terms and conditions reasonably satisfactory to the Lead Arrangers.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate or other entity of which (or in which) more than 50% of (a) the issued and outstanding Equity Interests or other ownership interests having ordinary voting power to elect a majority of the board of directors or a majority of other equivalent managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person (irrespective of whether at the time Equity Interests of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), or (b) the interest in the capital or profits of such limited liability company, partnership or joint venture, or (c) the beneficial interest in such trust or estate, is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Swap Agreement” means (i) each and every interest rate swap agreement between a Swap Provider and the Borrower respecting the Facility, including, but not limited to, the HSH Existing Swap and (ii) the Fortis Existing Swap.

“Swap Provider” means (i) any Lead Arranger, and in the case of DB, under the name Deutsche Bank AG and (ii) Fortis Bank (Nederland) N.V.

“Taxes” means any and all present or future taxes (including, but not limited to, gross receipts, gross or net income, capital, license, franchise, doing business, occupational, sales, turnover, use, consumption, ad valorem, value added, goods and services, recording, and registration taxes), levies, imposts, duties, assessments, deductions, withholdings, fees and other charges imposed by any Governmental Authority or other taxing authority or by any international taxing or regulatory authority (and any and all penalties, fines and interest relating thereto and other additions thereto).

“Term Loan” and “Term Loan Advance” each means the term loan made by the Lenders to the Borrower on the Closing Date in the aggregate amount of up to one billion dollars ($1,000,000,000).

“Term Loan Commitment” means with respect to any Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Loan Commitment” or, if such Lender has entered into one or more Assignments and Acceptances, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 8.07(c) as such Lender’s “Term Loan Commitment.”

“Term Loan Facility” means the facility made available to the Borrower in accordance with the terms of Section 2.01(a).

“Term Loan Repayment Amount” has the meaning given to it in Section 2.06 hereof.

“Termination Date” means June 30, 2008, or if the Term Loan and the Acquisition and the Merger are consummated on or prior to June 30, 2008, “Termination Date” shall mean the earlier of (i) the date on which all amounts due hereunder or under any other Loan Document to any Secured Party are paid in full and the Commitments hereunder are terminated, and (ii) the Maturity Date.

“Total Commitment” means the aggregate Revolving Credit Commitments and Term Loan Commitments.

“Total Debt” means, as to the Borrower and its Consolidated Subsidiaries at any time, the aggregate sum of all indebtedness as reflected on the Consolidated balance sheet of the Borrower.

“Total Loss” has the meaning set forth in Section 1.1 5(d)(iv) of the relevant Ship Mortgage.

“Total Net Debt” means, as to the Borrower at any time, the aggregate sum of Total Debt, less cash and Cash Equivalents.

“Transaction” shall mean collectively the formation of Newco, the Acquisition, the Merger, the Borrower Refinancing and the QMAR Refinancing and the other transactions contemplated hereby.

“Unused Commitment” means, at any time, (a) the aggregate Lenders’ Revolving Credit Commitment at such time minus (b) the aggregate principal amount of (i) all Revolving Credit Advances made by the Lenders and outstanding at such time and (ii) the aggregate face amount of all Letter of Credit then issued and outstanding.

“US GAAP” has the meaning specified in Section 1.04.

“Vessel Disposition” means an Asset Disposition respecting any Collateral Vessel as defined in Section 5.02(e)(ii).

“Vessel Owning Subsidiary” has the meaning described in the definition of “Guarantor.”

“Welfare Plan” means a welfare plan, as defined in Section 3(1) of ERISA.

“Wholly Owned Subsidiary” means any Subsidiary of the Borrower, all of the outstanding Equity Interests in which are owned, directly or indirectly, by the Borrower.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

Section 1.02. Interpretation.  (a) All documents and instruments defined herein, or by reference herein, shall mean such documents and instruments as originally executed and delivered, as the same may be amended, supplemented, modified, changed or restated from time to time in accordance with the terms hereof, except where otherwise noted.

(b) All statutes, laws and regulations defined herein, or referenced herein, shall mean such statutes, laws and regulations as amended or re-enacted from time to time.

Section 1.03. Computation of Time Periods.  In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

Section 1.04. Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles from time to time in effect in the United States (“US GAAP”).

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01. Term Loan Advances; Revolving Credit Advances.  (a) The aggregate amount of the Term Loan shall be advanced in one lump sum on the Closing Date.  Each Lender severally agrees to make its Term Loan Commitment available by an advance (the “Term Loan Advance”) to the Borrower on the Closing Date in Dollars in a principal amount not to exceed its Term Loan Commitment; provided, however, that any Term Loan Commitment undrawn on the Closing Date or June 30, 2008 (whichever occurs first) shall be cancelled and that no amount of the Term Loan Advance once repaid or prepaid may be re-borrowed.

(b) Each Lender severally agrees, on the terms and conditions hereinafter set forth, to make advances (each a “Revolving Credit Advance”) to the Borrower from time to time on any Business Day during the period from the Closing Date until the Termination Date; provided that with respect to any requested Revolving Credit Advance, the amount of such Revolving Credit Advance does not exceed either such Lender’s Unused Commitment at such time or such Lender’s Pro Rata Share of all Revolving Credit Advances.  Each Revolving Credit Advance (other than any Advance comprised of Letter of Credit Advances deemed to be converted to Revolving Credit Advances pursuant to Section 2.16(f)(i)) shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof (other than an Advance the proceeds of which shall be used solely to repay or prepay in full outstanding Letter of Credit Advances).  Lenders shall participate in each aggregate Revolving Credit Advance ratably according to their respective Revolving Credit Commitments.  Within the limits of each Lender’s Unused Commitment and subject to the terms of Section 3.02 hereof, the Borrower may borrow Revolving Credit Advances under this Section 2.01(b), prepay in accordance with the terms of Section 2.08 and re-borrow under this Section 2.01(b).

Section 2.02. Making the Advances.  (a) Except as otherwise provided in Section 2.16(f)(i) in respect of Letter of Credit Advances deemed converted to Revolving Credit Advances, each Advance shall be made on notice, given not later than 1:00 P.M. (London time) on the third Business Day prior to the date of the proposed Advance, by the Borrower to the Administrative Agent, which shall give to each Lender prompt notice thereof.  Each such notice of an Advance (a “Notice of Borrowing”) shall be by telecopier, in substantially the form of Exhibit B hereto, specifying therein the requested (i) date of such Advance, (ii) aggregate amount of such Advance and the amounts that constitute as applicable the Term Loan Advance and the Revolving Credit Advance, (iii) each Lender’s pro rata share of each requested Advance, and (iv) initial Interest Periods for each such Advance.  Each Lender shall, before 3:00 P.M. (London time) on the date of such Advance, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Advance.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent’s address referred to in Section 8.02, provided, however, that the Administrative Agent shall first make a portion of such funds equal to the aggregate principal amount of any Letter of Credit Advances made by the Issuing Bank, or, in either case, by any other Lender and outstanding on the date of such Advance, plus interest accrued and unpaid thereon to and as of such date, available to the Issuing Bank, as the case may be, and, in either case, such other Lenders for repayment of such Letter of Credit Advances.

(b) Each Notice of Borrowing shall be irrevocable and binding on the Borrower.  The Borrower shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Advance the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender when such Advance, as a result of such failure, is not made on such date.

(c) Unless the Administrative Agent shall have received notice from a Lender prior to the date on which any Advance is to be made that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Advance, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Advance in accordance with subsection (a) of this Section 2.02, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available by the Administrative Agent to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the other Advances extended on the same date and (ii) in the case of such Lender, at the Federal Funds Rate.  If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute part of such Lender’s Advance for purposes of this Agreement.

(d) The failure of any Lender to make the Advance to be made by it shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the requisite Advance date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on such date.

Section 2.03. Fees.  (a) Commitment Fee.  The Borrower shall pay to the Administrative Agent for the account of each Lender a commitment fee (the “Commitment Fee”) calculated by multiplying (i) the product of .30 and the Applicable Margin and (ii) such Lender’s Unused Commitment.  Commitment Fees shall be payable in arrears on a quarterly basis commencing three (3) months after the Execution Date through and including the Termination Date.  Commitment Fees shall be payable from the Execution Date in the case of each Initial Lender, and for each other Lender from the later of such date and the effective date specified in the Assignment and Acceptance pursuant to which it became a Lender, until the Termination Date.

(b) Administrative Agent’s Fees.  The Borrower shall pay to the Administrative Agent for its account such fees as may from time to time be agreed between the Borrower and the Administrative Agent.

Section 2.04. Interest.  (a) Scheduled Interest.  The Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender from the date the relevant Advance is made until such principal amount shall be paid in full, at a rate per annum at all times during each Interest Period equal to the sum of (x) the LIBOR for such Interest Period plus (y) the Applicable Margin in effect from time to time.  Interest shall be payable on each Interest Payment Date.

(b) Default Interest.  If any amount payable under any Loan Document is not paid on the due date thereof, the Borrower shall pay interest on such overdue amount, payable on demand, at a rate per annum (“Default Rate”) equal at all times to 2% per annum above the rate per annum calculated in accordance with clause (a) above or, if such overdue amount is not interest or principal in respect of an Advance, then at a rate of 2% per annum in excess of the overnight LIBOR rate (as determined by the Administrative Agent).

Section 2.05. Evidence of Debt.  (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Advance made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Advance made hereunder and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(c) The entries made in the accounts maintained pursuant to paragraph (a) and (b) of this Section 2.05 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Facility in accordance with the terms of this Agreement.

(d) In addition to the foregoing, the maximum Term Loan Commitment of each Lender, at the request of such Lender, may be evidenced by a promissory note payable to such Lender substantially in the form of Exhibit A-1 (a “Term Note”), and the maximum Revolving Loan Commitment of each Lender, at the request of such Lender, may be evidenced by a promissory note substantially in the form of Exhibit A-2 (a “Revolving Note”).  All Notes initially shall be dated as of the Closing Date and may be replaced in accordance with the terms of Section 5.01(w) and Section 8.07(d).

Section 2.06. Scheduled Repayment of Advances.  (a) Term Loan Advance.  The Borrower shall repay the Term Loan Advance ratably on each quarterly Payment Date commencing July 1, 2008 that falls on or prior to the Maturity Date in the aggregate principal amount (each such amount, the “Term Loan Repayment Amount”) set forth below opposite the relevant Payment Date.

Quarterly Payment Date	Amount of Term Loan Advance to be repaid on the relevant Payment Date
1 July 1, 2008	$ 62,500,000.00
2 October 1, 2008	$ 62,500,000.00
3 January 1, 2009	$ 62,500,000.00
4 April 1, 2009	$ 62,500,000.00
5 July 1, 2009	$ 45,000,000.00
6 October 1, 2009	$ 45,000,000.00
7 January 1, 2010	$ 45,000,000.00
8 April 1, 2010	$ 45,000,000.00
9 July 1, 2010	$ 25,000,000.00
10 October 1, 2010	$ 25,000,000.00
11 January 1, 2011	$ 25,000,000.00
12 April 1, 2011	$ 25,000,000.00
13 July 1, 2011	$ 25,000,000.00
14 October 1, 2011	$ 25,000,000.00
15 January 1, 2012	$ 25,000,000.00
16 April 1, 2012	$ 25,000,000.00
17 July 1, 2012	$ 25,000,000.00
18 October 1, 2012	$ 25,000,000.00
19 January 1, 2013	$ 25,000,000.00
20 April 1, 2013	$ 25,000,000.00
21 July 1, 2013	$ 25,000,000.00
22 October 1, 2013	$ 25,000,000.00
23 January 1, 2014	$ 25,000,000.00
24 April 1, 2014	$ 25,000,000.00
25 July 1, 2014	$ 25,000,000.00
26 October 1, 2014	$ 25,000,000.00
27 January 1, 2015	$ 25,000,000.00
28 April 1, 2015	$ 25,000,000.00
29 July 1, 2015	$ 17,500,000.00
30 October 1, 2015	$ 17,500,000.00
31 January 1, 2016	$ 17,500,000.00
32 April 1, 2016	$ 17,500,000.00

(b) Revolving Credit Advances.  The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

Section 2.07. Termination or Reduction of the Revolving Credit Commitments.  (a) The Borrower shall have the right, upon at least three Business Days’ irrevocable prior written notice to the Administrative Agent, to terminate in whole or reduce ratably in part the Unused Commitments, provided that each partial reduction of the Unused Commitment (i) shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and (ii) shall be made ratably among the Lenders in accordance with their Unused Commitments.  Each such termination or reduction of the Unused Commitments shall be permanent.

(b) The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit Facility after giving effect to such reduction of the Revolving Credit Facility.  If the aggregate Available Amount of Letters of Credit issued by the Issuing Bank is in excess of the then applicable Revolving Credit Facility, the Borrower agrees to secure such excess amount by cash collateral reasonably satisfactory to the Administrative Agent.

Section 2.08. Optional Prepayments.  Upon at least three Business Days’ irrevocable prior written notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment and whether such prepayment is of Term Loan Advances or Revolving Credit Advances (in excess of the aggregate Available Amount of the then outstanding Letters of Credit), the Borrower may prepay the outstanding principal amount of the Advances in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid.  All prepayments shall be made on the last day of the then existing Interest Period respecting the Advance being prepaid or shall be subject to Break Funding Costs with respect thereto in accordance with the terms of Section 2.12(f) hereof.  Each prepayment in whole or part of a Revolving Credit Advance shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall be applied ratably among the Lenders.  Each partial prepayment of a Term Loan Advance shall be in the aggregate amount of $5,000,000 or an integral multiple of $1,000,000 in excess thereof and shall be applied ratably among the Lenders to reduce the outstanding Term Loan Repayment Amounts on a pro rata basis.  In each case of an optional prepayment respecting the Term Loan, the Administrative Agent shall send to each of the parties hereto a revised principal repayment schedule, which revision shall supersede the schedule set forth in Section 2.06.  Following the reduction of the Term Loan Repayment Amount in its entirety, optional prepayment amounts shall be used to prepay Revolving Credit Advances then outstanding.

Section 2.09. Mandatory Prepayments.

(a) Upon the occurrence of a sale or other disposition of a Collateral Vessel in accordance with the terms of Section 5.01(m) hereof or a Total Loss (as defined in the relevant Ship Mortgage) of any Collateral Vessel, the Total Commitment shall be reduced (it being agreed, as per clause (c) hereunder, that all mandatory prepayments made in accordance with this clause (a) will be applied first to reduce future Term Loan Repayment Amounts on a pro rata basis, and thereafter to prepay Revolving Credit Advances then outstanding) in an amount equal to the Total Commitment multiplied by a fraction, the numerator of which is the Fair Market Value (as determined on the basis of the most recently obtained appraisals in accordance with the terms of Section 5.01(l)) of such Collateral Vessel subject to such sale or Total Loss or disposition and the denominator of which is the aggregate Fair Market Value (as determined on the basis of the most recently obtained appraisals in accordance with the terms of Section 5.0 1(l)) of all Collateral Vessels (including the Collateral Vessel subject to such sale, Total Loss or other disposition).  The Borrower shall prepay any amount equal to the excess of any principal amount outstanding over such reduced Total Commitment amount together with interest on the amount being prepaid and Break Funding Costs, if any, and any other amounts due in accordance with the terms of Section 8.04(c).

(b) In addition, upon a violation of Section 5.04(f) hereof, the Borrower shall promptly prepay the Facilities in an amount necessary to cure any such violation or take the other actions set forth therein.

(c) All mandatory prepayments made in accordance with the preceding paragraphs will be applied first to reduce future Term Loan Repayment Amounts on a pro rata basis, and thereafter to prepay Revolving Credit Advances then outstanding.

(d) If the Borrower makes any mandatory prepayment in accordance with the terms of this Section 2.09 on a day other than an Interest Payment Date respecting such amounts being prepaid, together with such payment, the Borrower shall pay Break Funding Costs with respect thereto as provided in Section 2.12(f) and 8.04(c) hereof.

(e) In each case of a mandatory prepayment respecting the Term Loan, the Administrative Agent shall send to each of the parties hereto a revised principal repayment schedule, which revision shall supersede the schedule set forth in Section 2.06.

Section 2.10. Increased Costs.  (a) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law) which compliance was not required as of December 27, 2007, there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Advances (excluding for purposes of this Section 2.10 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.13 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower shall from time to time, within 30 days after demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.  A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

(b) If any Lender determines (taking into account such Lender’s, or its controlling corporation’s, policies with respect to capital adequacy) that compliance, which compliance was not required as of December 27, 2007, with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender or any corporation controlling such Lender and that the amount of such capital is increased by or based upon the existence of such Lender’s Commitment to lend hereunder and other commitments of such type or the issuance or maintenance of Letters of Credit (or similar contingent obligations), then, within 30 days after demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender or such corporation in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender’s Commitment to lend hereunder or to the issuance or maintenance of any Letters of Credit.  A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11. Illegality.  (a) Notwithstanding any other provision of this Agreement, if any Lender shall notify the Administrative Agent that the introduction of or any change in or in the interpretation or application of any law or regulation after December 27, 2007 shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Applicable Lending Office to perform its obligations hereunder to make or to continue to fund or maintain Advances hereunder, then, on notice thereof and demand therefore by such Lender to the Borrower through the Administrative Agent, (i) any obligations of such Lender to make or to continue to fund or maintain such Advances shall terminate and (ii) the Borrower shall prepay all affected Advances on the last day of the then existing relevant Interest Period (if such Lender may lawfully continue to maintain such Advances to such day) or immediately (if such Lender may not lawfully continue to maintain such Advances to such day).  Upon any such prepayment, the Borrower shall also pay accrued interest on the amount prepaid and Break Funding Costs, if any and any other amounts due under Section 8.04(c).

(b) If any Lender reasonably determines that there has occurred after December 27, 2007 any adoption of a law, rule or regulation, or change in the interpretation or application thereof, that has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable Lending Office to determine or charge interest rates based upon LIBOR, then, on notice thereof by such Lender to the Borrower through the Administrative Agent and until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist, (i) any obligations of such Lender to make Advances on which interest would accrue based upon LIBOR shall be suspended and (ii) each existing affected Advance shall be continued with an interest rate for each day equal to the sum of (w) the Federal Funds Rate, plus (x) the Applicable Margin, plus (y) such per annum percentage as such Lender reasonably determines will compensate it for its cost of maintaining such Advance (including lost profits).

Section 2.12. Payments and Computations.  (a) The Borrower shall make each payment hereunder and under any other Loan Document not later than 1:00 P.M. (London time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds.  The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or Commitment Fees ratably (other than amounts payable pursuant to Section 2.10, 2.11, 2.13 or 8.04(c)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Acceptance and recording of the information contained therein in the Register pursuant to Section 8.07(c), from and after the effective date specified in such Assignment and Acceptance, the Administrative Agent shall make all payments hereunder and under any other Loan Document in respect of the interest assigned thereby to the Lender assignee thereunder, and the parties to such Assignment and Acceptance shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b) The Borrower hereby authorizes each Lender, if and to the extent payment owed to such Lender is not made when due hereunder or under the Note held by such Lender or any other Collateral Document, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.  Each Lender agrees promptly to notify the Borrower after any such charge against the Borrower’s accounts, provided that the failure to give such notice shall not affect the validity of such charge.

(c) All computations of interest based on LIBOR and the Federal Funds Rate shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.  Each determination by the Administrative Agent, or when so provided specifically herein by a Lender, of an interest rate or other amount hereunder shall be conclusive and binding for all purposes, absent manifest error.

(d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fee, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Advances to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to any Lender hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

(f) Whenever the Borrower makes any payment hereunder or under the Notes on a date that is not an Interest Payment Date, the Borrower shall indemnify the Administrative Agent and the Lenders for any Break Funding Costs by reason thereof as further set forth in Section 8.04(c).

Section 2.13. Taxes.  (a) Any and all payments by or on account of any obligation of the Borrower under this Agreement or any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower or the Administrative Agent shall be required by law to deduct any Indemnified Taxes or Other Taxes from any such payment, then (i) the sum payable by the Borrower shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13(a)) the Administrative Agent, each Lender and each other Secured Party receives an amount equal to the sum it would have received had no such deduction been made, (ii) the Borrower or the Administrative Agent (as the case may be) shall make such deductions and (iii) the Borrower or the Administrative Agent (as the case may be) shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) The Borrower shall pay any and all Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each other Secured Party for and hold each of them harmless against, within thirty (30) days after written demand therefore, the full amount of any Indemnified Taxes or Other Taxes paid or incurred by, or asserted against, the Administrative Agent, such Lender or such other Secured Party (as the case may be) on or with respect to any payments or amounts payable by or on account of any obligation of the Borrower under this Agreement or any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or with respect to amounts paid or payable under this Section 2.13(c)) and any liabilities (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of any such Indemnified Taxes or Other Taxes or liabilities delivered to the Borrower by a Lender or other Secured Party or by the Administrative Agent (on its own behalf or on behalf of a Lender or other Secured Party) shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment (to the extent available), a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) If requested by the Borrower in writing, a Lender or other Secured Party that is entitled to an exemption from or reduction of withholding Tax under the law of a jurisdiction in which the Borrower is incorporated or has an office or carries on business, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall, at the Borrower’s expense, deliver to the Borrower (with a copy to the Administrative Agent), as soon as reasonably practicable after receipt of the Borrower’s written request (accompanied by a copy of each requested document, and any published instructions for such document, and an English translation of each such document and instruction that is not in English), such forms, certificates or other documents as (i) such Lender or other Secured Party is entitled under applicable law to execute, (ii) such Lender or other Secured Party is able to complete with information that is in its possession or control or is otherwise reasonably obtainable and (iii) are required by applicable law to permit the Borrower to make payments to or for the account of such Lender or other Secured Party pursuant to this Agreement without withholding (or withholding at a reduced rate, as the case may be) any withholding Tax that the Borrower would be required by any applicable law to withhold in the absence of such document, provided that in the case of any such document that must be issued, executed or endorsed by any Governmental Authority or other taxing authority, the failure of such Lender or the Borrower to receive such document from such Governmental Authority or other taxing authority within a reasonable time shall not be deemed to be a failure to comply with this Section 2.13(e) so long as such Lender or other Secured Party is using reasonable efforts to obtain such document.

(f) If the Administrative Agent, a Lender or other Secured Party determines, in its sole discretion (acting in good faith), that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to Section 2.13(a), it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.13 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or other Secured Party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that the Borrower, upon the request of the Administrative Agent or such Lender or other Secured Party, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent, such Lender or other Secured Party is required to repay such refund to such Governmental Authority.  This Section shall not be construed to require the Administrative Agent, any Lender or other Secured Party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the Borrower or any other Person.

Section 2.14. Sharing of Payments, Etc.  If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Section 2.10, 2.11, 2.13 or 8.04(c)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that (x) if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered and (y) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any amount received by a Lender as consideration for the assignment of or sale of a participation in any of its Advances or Commitments to any assignee or participant.  The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.14 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.15. Use of Proceeds.

The proceeds of the Advances shall be used (a) to finance some or all of the cash portion of the Acquisition up to the maximum amount of $800,000,000 with the balance of the purchase price of the Acquisition payable in shares of the Borrower, (b) to consummate the Borrower Refinancing in the approximate amount of $189,700,000 and the QMAR Refinancing in the approximate amount of $710,800,000, and (c) for ongoing working capital and capital expenditure requirements and other general corporate purposes of the Borrower and its Subsidiaries, including fees and expenses not exceeding US$35,000,000, payable by the Borrower in connection with the Transaction.

Section 2.16. Issuance of and Drawings and Reimbursement under Letters of Credit.  (a) Letters of Credit.  The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue letters of credit or letters of guarantee (both such letters of credit and letters of guarantee are collectively called the “Letters of Credit”) for the account of the Borrower on any Business Day during the period from the Closing Date until 30 days before the Termination Date in an aggregate Available Amount for all Letters of Credit issued by the Issuing Bank not to exceed at any time the Letter of Credit Facility.  No Letter of Credit shall have an expiration date (including all rights of the Borrower or any beneficiary to require renewal) later than the earlier of the Termination Date and one year after the date of issuance thereof.  Any Letter of Credit may, upon request of the Borrower, include a provision whereby such Letter of Credit may be renewed for additional consecutive periods of 12 months or less, provided that (x) the consent of the Majority Lenders and the Issuing Bank will be required for any such renewal during the continuance of a Default or Event of Default, (y) the renewed Letter of Credit shall have the same terms (or such revised terms as could have been issued in a new Letter of Credit) and shall be for the same amount as the relevant Letter of Credit immediately prior to its renewal, and (z) the expiration date (including all rights of the Borrower to require renewal) of such renewed Letter of Credit shall be no later than the earlier of the Termination Date and one year after the date of issuance thereof.  Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Borrower may request the issuance of Letters of Credit under this Section 2.16(a), the Borrower may repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.16(d), and the Borrower may request the issuance of additional Letters of Credit under this Section 2.16(a).  Each Letter of Credit shall be denominated in Dollars.  On the expiration date of a Letter of Credit (if such Letter of Credit has not been renewed in accordance with its terms), such Letter of Credit will be deemed to be terminated.  The Issuing Bank will notify each Lender on the Business Day immediately after the date of such termination.

(b) Request for Issuance.  Each Letter of Credit shall be issued upon notice, given not later than 1:00 P.M. (London time) on the third Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Borrower to the Issuing Bank, which shall give to the Administrative Agent and each Lender prompt notice thereof.  Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telecopier, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the Issuing Bank may specify to the Borrower for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”).  Any Notice of Issuance shall also comply with and satisfy the terms of Section 3.02.  If the requested form of such Letter of Credit and the identity and location of the proposed beneficiary thereof is acceptable to the Issuing Bank consistent with such Issuing Bank’s established policies generally applicable to the issuance of letters of credit and/or letters of guarantee and any applicable law, such Issuing Bank will, upon fulfillment of the applicable conditions set forth in Section 3.02, make such Letter of Credit available to the Borrower at the Issuing Bank’s office referred to in Section 8.02 or as otherwise agreed with the Borrower.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.  Notwithstanding the terms of Section 8.07, from time to time the Issuing Bank may, by notice to the Administrative Agent and the Borrower, assign to an Affiliate of the Issuing Bank all or a portion of such assigning Issuing Bank’s obligations to issue Letters of Credit hereunder.  Upon the issuance of a Letter of Credit, each Lender shall be deemed to have a risk participation in such Letter of Credit to the extent of its Pro Rata Share of the Available Amount of such Letter of Credit.

(c) Letter of Credit Reports.  The Issuing Bank shall furnish (A) to the Administrative Agent on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the previous month by the Issuing Bank and drawings during such month under all Letters of Credit, (B) to each Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued by the Issuing Bank during the preceding month and drawings during such month under all Letters of Credit issued by the Issuing Bank and (C) to the Administrative Agent and each Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit issued by the Issuing Bank.

(d) Drawing and Reimbursement.  The Borrower authorizes the payment by the Issuing Bank of an amount drawn under any Letter of Credit.  The payment by the Issuing Bank of such amount drawn shall constitute for all purposes of this Agreement the making by such Issuing Bank of a Letter of Credit Advance.  Upon written demand by the Issuing Bank, with a copy of such demand to the Administrative Agent, each Lender shall purchase from the Issuing Bank, and such Issuing Bank shall sell and assign to each such Lender, such Lender’s Pro Rata Share of such outstanding Letter of Credit Advance as of the date of such purchase, by making available to the Administrative Agent for the account of the Issuing Bank, by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to the portion of the outstanding principal amount of such Letter of Credit Advance to be purchased by such Lender.  Promptly after receipt of such payment, the Administrative Agent shall transfer such funds to the Issuing Bank.  The Borrower hereby agrees to each such sale and assignment.  Each Lender agrees to purchase its Pro Rata Share of such an outstanding Letter of Credit Advance on (i) the Business Day on which demand therefore is made by the Issuing Bank, provided notice of such demand is given not later than 11:00 A.M. (London time) on such Business Day or (ii) the first Business Day next succeeding such demand if notice of such demand is given after such time.  Upon any such assignment by the Issuing Bank to any other Lender of a portion of a Letter of Credit Advance, the Issuing Bank represents and warrants to such Lender that the Issuing Bank is the legal and beneficial owner of such interest being assigned by it, free and clear of any liens, but makes no other representation or warranty and assumes no responsibility with respect to such Letter of Credit Advance, the Loan Documents or any Loan Party.  If and to the extent that any Lender shall not have so made the amount of such Letter of Credit Advance available to the Administrative Agent, such Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of demand by the Issuing Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable.  If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day.

(e) Failure to Make Letter of Credit Advances.  The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.16(d) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

(f) Letter of Credit Advances.  (i) Upon a Lender making available to the Administrative Agent the amount of the Letter of Credit Advance pursuant to Section 2.16(d), the Borrower shall immediately on demand pay to the Administrative Agent for the Issuing Bank an amount equal to such amount.  The Borrower shall pay on demand to the Administrative Agent for the account of the Issuing Bank and each Lender that has a Letter of Credit Advance the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii) The obligations of the Borrower under this Agreement with respect to any Letter of Credit, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit, including without limitation, the obligation to repay any Advance arising from a drawing on a Letter of Credit, shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances and regardless of the use of proceeds of any drawing under any Letter of Credit or any defense related thereto:

(iii) any lack of validity or enforceability of this Agreement or any other Loan Document;

(A) any change in the time, manner or place of payment of, or in any other term of, all or any of the obligations of the Borrower in respect of any Loan Document or any other amendment or waiver of or any consent to departure from any Loan Documents;

(B) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the Loan Documents or any unrelated transaction;

(C) any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(D) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit;

(E) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from the Guaranty or any other guaranty, for all or any of the obligations of the Borrower in respect of the Loan Documents; or

(F) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower, any Guarantor or any other guarantor.

(g) Letter of Credit Fees.  (i) The Borrower shall pay to the Administrative Agent for the account of each Lender a fee on such Lender’s Pro Rata Share of the average daily aggregate Available Amount of all Letters of Credit outstanding from time to time at the Applicable Margin, payable in arrears quarterly on the last Business Day of each March, June, September and December during the period in which any Letter of Credit is outstanding.

(ii) The Borrower shall pay to the Issuing Bank a fronting fee of 0.125% per annum quarterly in arrears on the maximum draw amount available under each Letter of Credit issued by the Issuing Bank, together with such other commissions, transfer fees and other fees and charges in connection with the issuance or administration of each Letter of Credit as the Borrower and the Issuing Bank shall agree.

(h) Limited Liability of the Issuing Bank.  The Borrower assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (i) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid,

(i) insufficient, fraudulent or forged; (iii) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Borrower shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Borrower, to the extent of any direct, but not consequential, damages suffered by the Borrower that the Borrower proves were caused by (A) the Issuing Bank’s willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (B) the Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

(j) Indemnities.  (i) The Borrower shall immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or willful misconduct) in acting as the Issuing Bank under any Letter of Credit, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit.

(ii) Each Lender shall (according to such Lender’s Pro Rata Share) immediately on demand indemnify the Issuing Bank against any cost, loss or liability incurred by the Issuing Bank (otherwise than by reason of the Issuing Bank’s gross negligence or willful misconduct) in acting as the Issuing Bank under any Letter of Credit (unless the Issuing Bank has been reimbursed by the Borrower).

(iii) If any Lender is not permitted (by its constitutional documents or any applicable law) to comply with paragraph (ii) above, then that Lender will not be obliged to comply with paragraph ii) and shall instead be deemed to have taken, on the date the Letter of Credit is issued (or if later, on the date such Lender’s participation in the Letter of Credit is transferred or assigned to the Lender in accordance with the terms of this Agreement), an undivided interest and participation in the Letter of Credit in an amount equal to its Pro Rata Share of that Letter of Credit.  On receipt of demand from the Agent, that Lender shall pay to the Issuing Bank an amount equal to its Pro Rata Share of the amount demanded.

(iv) The Borrower shall immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Clause 2.16 in respect of a Letter of Credit.

(k) Continuing Obligations.  The obligations of each Lender under this Clause 2.16 are continuing obligations and will extend to the ultimate balance of sums payable by that Lender in respect of any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

Section 2.17. Mitigation.

(a) If, after the date hereof, the Borrower is required to pay any material additional amount to any Lender under Section 2.10, 2.11(b) or 2.13 (or to any Governmental Authority for the account of any Lender pursuant to Section 2.13), then, if reasonably requested by the Borrower in writing, such Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if, in the opinion of such Lender, such designation (i) would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and (ii) would not subject such Lender to any unindemnified liability, loss, cost or expense and (iii) would not otherwise be disadvantageous to such Lender.  The Borrower shall pay all reasonable costs and expenses incurred by the Administrative Agent or any Lender in connection with any such designation.

(b) If, after the date hereof, the Borrower is required to pay any material additional amount to any Lender under Section 2.10, 2.11(b) or 2.13 (or to any Governmental Authority for the account of any Lender pursuant to Section 2.13), or if any Lender defaults in its obligation to fund Advances hereunder, then the Borrower may, at its sole expense and effort, upon written notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 8.07), all its interests, rights and obligations under this Agreement and the other Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) such Lender shall have received payment of an amount equal to the outstanding principal of its Advances, accrued interest thereon, accrued fees, Break Funding Costs, if any, and all other amounts due, owing and payable to it under this Agreement or any other Loan Document at such time, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (ii) such assignment would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue.  A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

ARTICLE III

CONDITIONS PRECEDENT TO LENDING

Section 3.01. Conditions Precedent on the Closing Date.  The obligation of each Lender to make its Term Loan Advance on the Closing Date and any requested Revolving Credit Advance on the Closing Date, in each case up to the amount of its Commitment relating thereto, and in the aggregate for all Lenders not in excess of the Total Commitment, and of the Issuing Bank to issue any Letter of Credit in accordance with the terms of Section 2.16, is subject to, in the reasonable opinion of the Majority Lenders, the satisfaction of the following conditions precedent before or on the Closing Date:

(a) The Administrative Agent shall have received on or before the Closing Date the following, each dated the Closing Date (unless otherwise specified), in form and substance reasonably satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient counterparts for each Lender:

(i) This Agreement and the Notes payable to the order of each respective Lender.

(ii) The Guaranty.

(iii)           (A) A Ship Mortgage for each Collateral Vessel in favor of the Security Trustee, the Administrative Agent, or Nordea, as the case may be, together with evidence that each such Ship Mortgage has been duly recorded and is in full force and effect.

(B) Assignment of Insurances covering each Collateral Vessel.

(C) Assignment of Earnings covering each Collateral Vessel.

(D) Assignment of Charter for each relevant Collateral Vessel; provided that, with respect to any Assignment of Charter covering a charter in existence as of the Execution Date, it is agreed that the Borrower will satisfy this precondition by using its best efforts to obtain the consent of the relevant Charterer in the form attached to the Assignment of Charter.

(E) Manager’s Undertakings for each Collateral Vessel and Assignment of Management Agreement for each Collateral Vessel.

(F) Security Trust Agreement.

(G) Account Pledge Agreement.

(iv)      (A) Designated Vessel Assignment of Earnings covering each Designated Vessel.

(B) Designated Vessel Account Pledge Agreement.

(C) Assignment of Charter for each relevant Designated Vessel.

(D) Appropriate Manager’s Undertakings for each Designated Vessel and Assignment of Management Agreement for each Designated Vessel.

(v) Stock Pledge.

(vi) An Officer’s Certificate of each Loan Party certifying as to and attaching copies of the resolutions of the Board of Directors (or similar body) of each Loan Party approving this Agreement and each other Loan Document to which it is or is intended to be a party and the Transaction, and of all documents evidencing other necessary corporate, or limited liability company, action and governmental and other third party approvals and consents, if any, with respect to the Transaction, this Agreement and each Loan Document to which it is or is to be a party.

(vii) An Officer’s Certificate of each Loan Party certifying as to and attaching copies of the articles of incorporation (or similar formation document) and by-laws or operating agreement of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder and certifying as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party, or to the knowledge of such Loan Party threatening its existence.

(viii) A certificate of good standing as to each Loan Party issued by the relevant jurisdiction of formation of such Loan Party dated not more than five (5) Business Days or such longer time as the Administrative Agent may agree prior to the Closing Date.

(ix) A certificate signed by a Responsible Officer of the Borrower, dated the Closing Date, in form and substance satisfactory to the Administrative Agent, certifying that (A) the representations and warranties made by each Loan Party contained in each Loan Document to which each Loan Party is a party are correct in all material respects on the Closing Date and after giving effect to the Transaction, and describing the application of the proceeds from the Facilities, as though made on and as of such date (other than any such representations or warranties that, by their terms, refer to a date other than the Closing Date), (B) each Loan Party is Solvent and (C) no Default has occurred and is continuing immediately before and after giving effect to the Transaction;

(x) Each of the statements set forth in or by reference in the certificate described in the preceding sub-clause (ix) shall be true and correct in all material respects.

(xi)          (A) Evidence of insurance in respect of all Collateral naming the Administrative Agent as sole loss payee (and/or additional assured with waiver of premium if so requested) with such responsible and reputable insurance companies or associations, and in such amounts and covering such risks and containing such terms as is required by the Ship Mortgages and as is satisfactory to the Administrative Agent in its reasonable discretion.

(B) Letters of undertaking and a favorable opinion from the Borrower’s insurance brokers in form reasonably acceptable to the Administrative Agent.

(C) A report addressed to the Lenders by independent insurance advisors to and appointed by the Administrative Agent describing all marine insurances in detail, and confirming that such insurances conform to the requirements of the Loan Documents and are reasonable and adequate for the protection of the Lenders.

(xii) A Notice of Borrowing relating to the Term Loan Advance and any Revolving Loan Advance to be made on the Closing Date, and, if appropriate, a Notice of Issuance in accordance with the terms of Section 2.16(b).

(xiii) In each case, addressed to the Administrative Agent and the Lenders, (A) a favorable opinion of White & Case LLP, special U.S. counsel for the Loan Parties, in substantially the form of Exhibit D hereto, (B) a favorable opinion of Ganado and Associates - Advocates, special Malta counsel for the Loan Parties, (C) a favorable opinion of Watson, Farley & Williams, special Liberian counsel for the Loan Parties, (D) a favorable opinion of Reeder & Simpson, special Marshall Islands counsel for the Loan Parties, (E) a favorable opinion of L. Papaphilippou and Co., special Cypriot counsel for the Loan Parties, (F) a favorable opinion of Higgs and Johnson, special Bahamian counsel for the Loan Parties, (G) a favorable opinion of Patton, Moreno and Asvat, special Panamanian counsel for the Loan Parties, and (H) a favorable opinion of White and Case LLP, London Office, special English counsel for the Loan Parties.

(xiv) A favorable opinion of Holland & Knight LLP, special counsel for the Administrative Agent covering Marshall Islands, Liberian and New York law matters.

(xv) Copies certified by a Responsible Officer of the Borrower of (A) all time charters or other Collateral Vessel-related contracts required to be assigned to the Administrative Agent on the Closing Date and all Inter-Company Charters, (B) the bareboat charters and related documents to which the relevant Loan Party is a party covering the Designated Vessels, (C) all management agreements respecting the Collateral Vessels and (D) the credit agreement relating to the Subordinate Debt.

(xvi)        (A) Evidence that each Collateral Vessel is in class without overdue recommendations affecting class.

(B) Evidence that each Vessel Owning Subsidiary and Designated Vessel Guarantor is in compliance with the ISM and also with the International Ship and Port Facility Security Code as adopted by the IMO, such evidence being a valid Document of Compliance (being a Document issued to a vessel operator as evidence of its compliance with the requirements of the ISM Code) duly issued to such each Vessel Owning Subsidiary and Designated Vessel Guarantor and a valid Safety Management Certificate (being a Document issued to a vessel as evidence that the vessel operator and its shipboard management operate in accordance with an approved and structured and documented system enabling the personnel of that vessel operator to implement effectively the safety and environmental protection policy of that vessel operator) duly issued to the respective Collateral Vessel or Designated Vessel pursuant to the ISM Code.

(xvii) All documents, instruments (including Uniform Commercial Code financing statements), notices, acknowledgments, registrations or similar instruments filed or for filing, in appropriate jurisdictions or to be given or made under any applicable law shall have been completed as reasonably requested by the Lenders so that there shall have been created a valid and perfected assignment or charge in or over the Collateral in favor of the Administrative Agent (in its capacity as Administrative Agent or Security Trustee).

(xviii) Evidence of the consummation of the Acquisition in accordance with the terms of the Acquisition Agreement, including all exhibits and annexes thereto and all related documentation, without any amendment, modification or waiver of any of the provisions thereof, in each case that would be materially adverse to the Lenders without the consent of the Lead Arrangers, and prior to the Closing Date, QMAR shall have been operated, and there shall not have been sold any material asset of QMAR other than, as permitted by the terms of the Acquisition Agreement.

(xix) The consummation by the Loan Parties of the Borrower Refinancing and the QMAR Refinancing and the termination of all obligations of the Loan Parties with respect to the indebtedness being refinanced pursuant to the Borrower Refinancing and the QMAR Refinancing (except for indemnity provisions that by their terms survive), and all obligations thereunder shall have been paid in full, and all commitments, security interests and guaranties in connection therewith shall have been terminated and released, all to the reasonable satisfaction of the Administrative Agent.

(xx) Following consummation of the Transaction, evidence reasonably satisfactory to the Lenders that (A) QMAR and its subsidiaries shall have no outstanding preferred equity, Indebtedness, Guaranty Obligations, or contingent liabilities, except for any Indebtedness or contingent liabilities of QMAR permitted to remain outstanding under the Acquisition Agreement and the RBS Debt, and (B) the Borrower and its subsidiaries shall have no outstanding preferred equity, Indebtedness, Guaranty Obligations, or contingent liabilities except (v) the foregoing, (w) the Borrower’s $150,000,000 Convertible Senior Notes due in 2027, (x) the Subordinate Debt, (y) the ship financings in respect of the vessels July M and Mairouli, in the aggregate amount of approximately US $75,600,000, and (z) such other existing Indebtedness, Guaranty Obligations, and disclosed contingent liabilities, if any, as shall be set forth on Schedule V and permitted by the Majority Lenders (the obligations set forth in clauses (A) - (B) hereto are collectively called the “Existing Indebtedness”) and Indebtedness incurred hereunder.  All stock of QMAR shall be owned by the Borrower free and clear of all Liens (other than those securing this Agreement).

(xxi) The financings incurred in connection herewith and the remaining part of the Transactions shall not be in conflict with, or create a default under, any material agreement of the Borrower and its Subsidiaries (including, but not limited to, agreements (A) acquired pursuant to the Acquisition, (B) entered into pursuant to the Transaction and (C) in respect of Existing Indebtedness) subject to such exceptions as may be agreed upon between the Borrower and the Lead Arrangers.

(xxii) (A) Since September 30, 2007, there shall not have occurred any Material Adverse Effect and (B) no litigation by any entity (governmental or private) shall be pending or threatened with respects to this Agreement or the Loan Documents or the Transaction which has had or could reasonably be expected to have, a Material Adverse Effect, and a Responsible Officer of the Borrower shall have certified to each of the same.

(xxiii) A copy of a document of the Borrower, certified by a Responsible Officer of the Borrower to be true and correct, showing all Subsidiaries and Affiliates of the Borrower, corporate details and details of existing financial Indebtedness of the material Subsidiaries, the movement of funds flow required in order to effect completion of the Transaction and any debt-push-down on or after completion of the Acquisition.

(xxiv) A list of all existing charters respecting the Collateral Vessels and the Designated Vessels, and evidence reasonably satisfactory to the Administrative Agent that claims under any such charter and any pool agreements and any management agreements relating to any Collateral Vessel and Designated Vessel are subordinate to the rights of the Administrative Agent or Security Trustee under the Loan Documents; provided, that with respect to the claims of any charterer under any charter in existence as of the Execution Date, it is agreed that such claims are subordinate to the rights of the Administrative Agent or the Security Trustee under the Loan Documents to the extent the charterers consented to the subordination of their claims.

(xxv) (A) unaudited Consolidated financial statements of QMAR for each fiscal quarter of QMAR ended after the close of its most recent fiscal year and at least 45 days prior to the Closing Date, (B) pro forma Consolidated financial statements of the Borrower and its Subsidiaries, (C) detailed projected Consolidated financial statements of the Borrower and its Subsidiaries for the 5 fiscal years commencing immediately after the Closing Date, which projections shall (x) reflect the forecasted Consolidated financial condition of the Borrower and its Subsidiaries after giving effect to the Transaction and the related financing thereof, and (y) be prepared and approved by the Borrower, (D) pro forma detailed projected Consolidated financial statements of the Borrower, QMAR and their respective Subsidiaries for the 2 fiscal years ended prior to the Closing Date, which shall (x) reflect the forecasted Consolidated financial condition of the Borrower and its Subsidiaries after giving effect to the Transaction and the related financing thereof, assuming the same had occurred immediately prior to such fiscal years, and (y) be prepared and approved by the Borrower and satisfactory to the Majority Lenders, (E) a Certificate of Compliance executed by the Chief Financial Officer of the Borrower and, if requested by the Administrative Agent, attaching calculations showing compliance with the covenants set forth in Section 5.04 as of the Closing Date, after giving effect to the Transaction, and (F) such other information concerning QMAR and the Transaction as may reasonably be requested by the Administrative Agent and the Lenders, including without limitation material information obtained by, or furnished to, the Borrower in the course of its due diligence relating to the Acquisition.

(xxvi) All necessary governmental approvals and material third party approvals and/or consents in connection with the Transaction shall have been obtained and remain in effect, and there shall not exist any judgment, order, injunction or other restraint prohibiting or imposing material adverse conditions on the Transaction.

(xxvii) All Indebtedness of the Borrower (and all guaranties thereof and security therefore), as well as the Transaction and the consummation thereof, shall be in compliance with all applicable requirements of law, including Regulations T, U, and X of the United States Federal Reserve Board.

(xxviii) A letter from the process agent named in Section 8.15 and in the Guaranty in form and substance satisfactory to the Administrative Agent confirming such process agent’s acceptance of its appointment for service of process on all Loan Parties in connection with the Loan Documents.

(xxix) All “Know Your Customer” information and information under applicable EU anti-money laundering rules and regulations or the Patriot Act or otherwise, in each case as requested by any Lender in connection with its internal compliance regulations thereunder.

(xxx) All fees then due pursuant to the Fee Letter dated as of December 27, 2007, from the Lead Arrangers and the Co-Arrangers to the Borrower shall have been paid in full by the Borrower.

(xxxi) The Closing Date shall have occurred not later than June 30, 2008.

(xxxii) Schedules V, VI and VII shall have been updated to be true and correct as of immediately following the consummation of the Transaction.

(xxxiii) Such other items as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably require.

(b) The Borrower shall have paid all accrued and unpaid costs, fees and expenses of the Administrative Agent and the Lenders (including, without limitation, legal fees and expenses) in connection herewith which are due and payable on or prior to the Closing Date and where appropriate, timely invoiced.

Section 3.02. Conditions Precedent to Each Revolving Credit Advance and Issuance Subsequent to the Closing Date.  The obligation of each Lender to make a Revolving Credit Advance and the right of the Borrower to request the issuance of any Letters of Credit subsequent to the Closing Date, shall be subject to the conditions precedent that the Closing Date shall have occurred (and the conditions precedent described in Section 3.01 shall have been met) and on the date of such subsequent Revolving Credit Advance or issuance (a) the following statements shall be true (and each of the giving of the applicable Notice of Borrowing or Notice of Issuance satisfying the requirements of Section 2.02(a) and 2.16(b) and the acceptance by the Borrower of the proceeds of such Advance or by the Borrower of such Letter of Credit shall constitute a representation and warranty by the Borrower that on the date of such Advance or issuance such statements are true):

(a) the representations and warranties of any Loan Party contained in each Loan Document are correct in all material respects on and as of the date of such Advance, before and after giving effect to such Advance or issuance and to the application of the proceeds therefrom, as though made on and as of such date other than any such representations or warranties that, by their terms, refer to a date other than the date of such Advance or issuance;

(b) no event has occurred and is continuing, or would result from such Advance or issuance or from the application of the proceeds therefrom, that constitutes a Default; and

(c) the Revolving Credit Commitment is not less than zero after giving effect to such Revolving Credit Advance or issuance.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01. Representations and Warranties of the Borrower.  Except as otherwise explicitly set forth below, on each of the Execution Date, the Closing Date and on each date an Advance is requested under Section 3.02 or the issuance of a Letter of Credit is requested under Section 2.16, the Borrower represents and warrants as follows:

(a) Each Loan Party and each of its Subsidiaries (i) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) is duly qualified and in good standing as a foreign corporation or limited liability company in each jurisdiction other than its jurisdiction of formation in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably likely to have a Material Adverse Effect and (iii) has all requisite corporate (or limited liability company) power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted.  Each Loan Party that is a Liberian corporation is a non-resident domestic corporation as defined in the relevant laws of the Republic of Liberia and has no taxable presence or permanent establishment in Liberia as referred to in Section 803 of the Revenue Code of Liberia (2000).

(b) (i)           Set forth on Schedule IV hereto is a complete and accurate list of all Loan Parties and Subsidiaries of each Loan Party on the Execution Date, showing (as to each such Subsidiary) the jurisdiction of its incorporation or organization and the percentage ownership interests of each applicable Loan Party in such Subsidiary.  On each date set forth above other than the Execution Date, Schedule IV contains a complete and accurate list of all Loan Parties, the jurisdiction of incorporation or organization and the percentage ownership interests of each Loan Party in such other Loan Party.  All of the outstanding Equity Interests in each Loan Party have been validly issued, are fully paid and non-assessable and are owned by a Loan Party free and clear of all Liens, except those created under the Collateral Documents, and Permitted Liens.

(ii) Immediately following the Acquisition, Permitted Holders will hold not less than 45% of the voting interest in the Borrower’s capital stock.

(c) The execution, delivery and performance by each Loan Party of each Loan Document to which it is or is to be a party, the making of the Advances, the application of proceeds and repayment thereof by the Borrower, and the consummation of the Transaction are within such Loan Party’s corporate (or limited liability company) powers, have been duly authorized by all necessary corporate (or limited liability company) action, and do not (i) contravene such Loan Party’s charter or bylaws or limited liability company agreement, as the case may be; (ii) violate any law, rule, regulation (including, without limitation, Regulations T, U and X of the Board of Governors of the United States Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any agreement respecting Indebtedness or any other material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any Collateral.  No Loan Party or any of its Subsidiaries is in material violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award except to the extent that any such violation, individually or in the aggregate, could not be reasonably expected to have a Material Adverse Effect.

(d) Except for (x) any Ship Mortgage recording requirements under the relevant jurisdiction of Collateral Vessel registration, (y) any court filings in connection with the enforcement of any ship mortgages generally in any court located in a jurisdiction of enforcement, or (z) any consent of the jurisdiction where a Collateral Vessel is flagged that is required for the transfer of a Collateral Vessel in connection with the exercise of private remedies after an Event of Default shall have occurred and be continuing, no Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery, recordation, filing or performance by any Loan Party of any Loan Document to which it is or is to be a party, (ii) the grant by any Loan Party of the Liens intended to be granted by it pursuant to the Collateral Documents or the validity of such Liens, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by the Administrative Agent or the Security Trustee or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents.

(e) This Agreement has been, and each other Loan Document when delivered hereunder will have been, duly authorized, executed and delivered by each Loan Party (or Manager with respect to the Manager’s Undertakings) party thereto.  This Agreement is, and each other Loan Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party (or Manager with respect to the Manager’s Undertakings) party thereto, enforceable against such Loan Party (or Manager with respect to the Manager’s Undertakings) in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law) but not excepting fraudulent conveyance laws.

(f) Except as set forth on Schedule VII, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that (i) could be reasonably likely to have a Material Adverse Effect (other than the Disclosed Litigation) or (ii) purports to affect the legality, validity or enforceability of any Loan Document or the consummation of the Transaction contemplated by any Loan Document (except that the foregoing representation contained in sub-clause (ii) shall not cover any suit respecting the completion of the Merger in which the Borrower or QMAR is a defendant commenced after the Execution Date so long as such suit does not attack the legality, validity or enforceability of any Loan Document directly), and there has been no adverse change in the status, or financial effect on any Loan Party or any of its Subsidiaries, of the Disclosed Litigation from that described on Schedule VI hereto.

(g) (i)           (x) The Consolidated balance sheets of the Borrower and its Subsidiaries as of December 31, 2007 (if available prior to the Execution Date), December 31, 2006 and December 31, 2005 and the related consolidated statements of income and of cash flows for the fiscal years ended on such dates, (y) the pro forma financial statements for the nine (9) months ended September 30, 2007 and the year ended December 31, 2006 appearing in the Borrower’s SEC Filing on Form F-4, dated February 15, 2008, (z) and the unaudited Consolidated balance sheets of the Borrower and its Subsidiaries (and as of the Closing Date, only of QMAR and its Subsidiaries) as at September 30, 2007 and the related unaudited Consolidated statements of income and of cash flows for the three-month period ended on such date, certified by a Responsible Officer, copies of which have heretofore been furnished to each Lender, present fairly the Consolidated financial condition of the Borrower and its Subsidiaries (and as of the Closing Date, only of QMAR and its Subsidiaries) as the case may be, as at such respective dates, and the Consolidated results of their operations and their Consolidated cash flows for the period then ended (subject to normal year-end audit adjustments in the case of three-month statements).  All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with US GAAP applied consistently throughout the periods.

(ii) As of the Closing Date, to the best of Borrower’s knowledge, the description of the ownership interests of the shareholders of the Borrower set forth in the Borrower’s SEC filing on Form F-4, dated February 15, 2008, is true and correct in all material respects.

(iii) Since September 30, 2007, there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has or would reasonably be expected to have a Material Adverse Effect on the Borrower and its Subsidiaries taken as a whole.

(h) No written information, other than information related to general economic and industry conditions and other than projections, exhibits or reports furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation and syndication of the Loan Documents or pursuant to the terms of the Loan Documents contained as of the date made any untrue statement of a material fact or omitted to state a material fact, when taken as a whole, necessary to make the statements made therein not misleading.

(i) No Loan Party is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Advance will be used to purchase or carry any margin stock, or to refund Indebtedness originally incurred to purchase or carry, or to extend credit to others for the purpose of purchasing or carrying, any margin stock.

(j) No Loan Party is an “investment company” as such terms is defined in the United States Investment Company Act of 1940, as amended.

(k) On the Closing Date, no Loan Party is a party to any indenture, loan, secured or unsecured credit facility or any lease or other agreement or instrument or subject to any charter or corporate restriction that could be reasonably likely to have a Material Adverse Effect.  On the Closing Date, no Loan Party has entered into any agreement under which it has incurred or would incur Indebtedness in order to complete the Transaction, other than the Loan Documents and documents respecting the Subordinate Debt.

(l) (i)           All filings, registrations, notices, acknowledgements, consents and other actions necessary or as reasonably requested by the Administrative Agent to perfect and protect the security interest in the Collateral created under the Collateral Documents have been duly made or taken and are in full force and effect, and the Collateral Documents create in favor of the Administrative Agent or Security Trustee, as the case may be, for the benefit of the Secured Parties a valid and, together with such filings, registrations, notices, acknowledgments, consents and other actions, perfected first priority security interest in the Collateral, securing the payment of the Obligations under the Loan Documents; provided that, for the avoidance of doubt, the consents that are required to be obtained as per Section 3.01 (a)(iii)(D) will be obtained to the extent possible by the Borrower using its best efforts.  The respective Loan Party is the legal and beneficial owner of the Collateral free and clear of any Lien, except for (x) Permitted Liens and (y) in the case of the Designated Vessels, liens securing obligations respecting such Designated Vessels under agreements listed in Schedule V (“Existing Designated Vessel Liens”).  Each Ship Mortgage has been duly executed and delivered, creates in favor of the Security Trustee, the Administrative Agent or Nordea, as the case may be, for the benefit of the Secured Parties a legal, valid, and enforceable first preferred mortgage Lien over the whole of the Collateral Vessel therein named and when duly recorded in the appropriate ship registry office shall establish a first preferred mortgage thereunder upon the such Collateral Vessel, and (ii) none of the Loan Parties or any Affiliate has any place of business located in the United States or England and Wales on the Execution Date and the Closing Date other than the office of QMAR located in Houston, Texas.

(m) Each Loan Party is, individually and together with its Subsidiaries, Solvent.

(n) Except as set forth in Schedule VII, hereto, the operations and properties of each Loan Party and each of its Subsidiaries (including, but not limited to, each Collateral Vessel and each Designated Vessel) comply in all material respects with all applicable Environmental Laws and Environmental Permits, all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs, and no circumstances exist that could be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties or (B) cause any such property to be subject to any Lien or any restrictions on ownership, occupancy, use or transferability under any Environmental Law), except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(o) Each Loan Party and each of its Subsidiaries has duly filed all Tax returns and reports required by applicable law to be filed by or with respect to it and has duly paid all Taxes due and payable by or with respect to it (including applicable interest and penalties), except to the extent that the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

(p) Each Loan Party has good and marketable title to its personal property and assets (including any Collateral Vessel owned by such Loan Party) free and clear of all liens and encumbrances, in each case, other than Permitted Liens and Existing Designated Vessel Liens.

(q) Set forth on Schedule V hereto is a complete and accurate list of all Existing Indebtedness and Guaranty Obligations showing as of the Execution Date and the Closing Date the obligor and the principal amount outstanding thereunder.

(r) No Loan Party or any ERISA Affiliate sponsors, maintains or contributes to (or is required to contribute to) a Plan as of the Execution Date and the Closing Date.

(s) (i)           Set forth on Schedule III hereto is a complete and accurate list of all Collateral Vessels owned by each Loan Party as of the date hereof and to be subject to a Ship Mortgage on the Closing Date; each such Collateral Vessel is duly registered in the name of the respective Loan Party as shipowner under the laws and flag of the jurisdiction indicated.  Also set forth on Schedule III is a complete and accurate list of all Designated Vessels and the respective Loan Party that is a bareboat charterer of each thereof.

(ii) Each Loan Party that owns or will own a Collateral Vessel is, or will be, qualified to own such Collateral Vessel under the laws of its jurisdiction of registry, as may be applicable, or such other jurisdiction in which any such Collateral Vessel is permitted, or will be permitted, to be registered or operated in accordance with the terms of the respective Ship Mortgage.

(iii) Each Collateral Vessel complies with the provisions of the applicable Ship Mortgage regarding classification.

(iv) On the Closing Date and thereafter, the manager of each Collateral Vessel and Designated Vessel is the Manager.

(v) No material default by any Loan Party has occurred and is continuing under the bareboat charters to the respective Loan Parties relating to Designated Vessels and each such charter is in full force and effect with respect to the respective Designated Vessel Owner and Loan Party.

(t) (i)           There are no Inter Company Charters as of the Closing Date.  All Inter Company Charters, if any, will be subject and subordinate in all respects to (A) the lien of the relevant Ship Mortgage in respect of the Collateral Vessel that is the subject of an Inter Company Charter and (B) the rights of the Administrative Agent, Security Trustee or Nordea, respectively, under such Ship Mortgage or otherwise.

(ii) A true, correct and complete list of charters having a remaining term after the Execution Date of eleven (11) months or greater, including any extension option, and copies of such charters, have been delivered the Administrative Agent.  All such charters (other than the bareboat charters between the relevant Designated Subsidiary Guarantor and the owner of the relevant Designated Vessel) covering a Collateral Vessel or Designated Vessel will be as of the Closing Date and thereafter subject and subordinate in all respects to (A) the lien of the Ship Mortgage in respect of the Collateral Vessel that is the subject of such charter and (A) the rights of the Administrative Agent, the Security Trustee or Nordea respectively, under such Ship Mortgage or otherwise.

(u) The representations and warranties given by any Loan Party contained in any Loan Document are true, correct and complete when made.

(v) The proceeds of the Advances will be used only as set forth in Section 2.15 hereof.

(w) In relation to the terms of this Agreement and the other Loan Documents and the performance and discharge of its Obligations and liabilities under this Agreement or any other Loan Document and the Transaction and other arrangements effected or contemplated by this Agreement or any other Loan Documents, each of the Borrower and the other Loan Parties is acting for its own account, and the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive (91/308/EEC) of the Council of the European Community).

ARTICLE V

COVENANTS OF THE BORROWER

Section 5.01. Affirmative Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid or unperformed or any Lender shall have any Commitment hereunder or any Letter of Credit shall be outstanding, the Borrower covenants and agrees that it and each other Loan Party will:

(a) Preservation of Existence, Etc.  Preserve and maintain, and cause each of its Subsidiaries to preserve and maintain, its respective existence, legal structure, legal name, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; except where the failure to do so could not reasonably be expected to adversely affect the rights and remedies of the Administrative Agent, the Security Trustee, or the Lenders under the Loan Documents or to have a Material Adverse Effect.

(b) NYSE.  The Borrower shall remain listed on the New York Stock Exchange.  QMAR shall be de-listed from NASDAQ promptly upon consummation of the Merger and, throughout the duration of this Agreement, shall remain de-listed from NASDAQ or any other stock exchange.

(c) Payment of Taxes and Obligations, Etc.  Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all lawful claims that, if unpaid, might by law become a Lien upon its property, (ii) all Taxes required by applicable law to be paid by it or by any of its Subsidiaries or Affiliates (whether such Taxes are imposed upon it or any of its Subsidiaries or Affiliates or upon its or their income or profits or upon any property belonging to it or any of them, or otherwise), except (i) Taxes which it (or any of its Subsidiaries or Affiliates) is contesting in good faith by appropriate proceedings and as to which appropriate reserves are being maintained in accordance with US GAAP (provided that such contest does not involve any risk of criminal penalty or seizure of any Collateral) or (ii) Taxes the nonpayment of which could not reasonably be expected to result in a Material Adverse Effect.

(d) Compliance with Laws, Etc.  Comply, and cause each of its Subsidiaries to comply, with all applicable laws, rules, regulations and orders, except to the extent such failure to comply would not reasonably be expected to result in a Material Adverse Effect.

(e) Compliance with Environmental Laws.  Comply, and cause each of its Subsidiaries and all lessees and other Persons operating or occupying its properties to comply, in all material respects, with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials in accordance with the requirements of all Environmental Laws, except to the extent that such failure comply, obtain or renew, conduct or undertake would not reasonably be expected to result in a Material Adverse Effect.

(f) Maintenance of Insurance.  Maintain, and ensure that each Vessel Owning Subsidiary will, at all times and at its own cost and expense cause to be carried and maintained insurance on its Collateral Vessel (including, without limitation, insurance required to be maintained under the terms of the relevant Ship Mortgages) against risks (including, without limitation, marine hull and machinery (including excess value) insurance, marine protection and indemnity insurance, war risks insurance and liability arising out of pollution and the spillage or leakage of cargo and cargo liability insurance) and in forms which are substantially equivalent to the coverage reflecting the best practice of other responsible and experienced companies engaged in the operation of vessels similar to the Collateral Vessels and placed through brokers and with insurance companies, underwriters, funds, mutual insurance associations, war risks and protection and indemnity risks associations, or clubs of recognized standing, in each case reasonably satisfactory to the Administrative Agent.  Unless otherwise agreed to in writing by the Security Trustee as mortgagee, such insurance shall include the following terms and conditions:

(i) while being operated, a Collateral Vessel shall always be covered against marine perils according to the English or American or Norwegian hull clauses with reasonable deductibles as determined by the Borrower but in no event in excess of $1,000,000.  When and while a Collateral Vessel is laid up, in lieu of the aforesaid hull insurance, port risk insurance may be taken out thereon by the Vessel Owning Subsidiary under forms of policies approved by the Security Trustee for such Collateral Vessel;

(ii) for the purposes of insurance against marine perils, war risk and total loss, a Collateral Vessel, her equipment, appurtenances, etc., shall be insured for and valued at an amount of at least the greater of (x) when aggregated with such insurances on the other Collateral Vessels, 120% of the aggregate outstanding amount of the Facilities and the Unused Commitment, and (y) the Fair Market Value for such Collateral Vessel;

(iii) placed by the Administrative Agent at the expense of the Borrower, mortgagee’s interest insurance and mortgagee’s additional perils (pollution) insurance, on conditions acceptable to the Administrative Agent in an amount of 110% of the aggregate outstanding amount of the Facilities and the Unused Commitment and the Administrative Agent agrees to obtain and maintain the same; and

(iv) for each Collateral Vessel, protection and indemnity insurance in respect of a Collateral Vessel’s full tonnage, and insurance against liability for pollution or the spillage or leakage of oil or other cargo by the Collateral Vessel shall be in an aggregate amount equal to the highest level of cover from time to time available under basic protection and by the entry of such Collateral Vessel in a protection and indemnity association or club belonging to the International Group of P&I Clubs.

(g) Visitation Rights.  At any reasonable time and from time to time, permit any of the Administrative Agent or any of the Lenders, or representatives thereof, to examine and make copies of any abstracts from the records and books of account of any Loan Party and any of its Subsidiaries, and to discuss the affairs, finances and accounts of any Loan Party and any of its Subsidiaries with any of their respective officers or directors and with their independent certified public accountants, all at the expense of the Borrower.

(h) Keeping of Books.  Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all financial transactions and the assets and business of the Borrower and each such Subsidiary in accordance with US GAAP.

(i) Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted.

(j) Further Assurances; Notices re:  Name Change and Offices.

(i) Promptly upon request by Administrative Agent, or any Lender through the Administrative Agent, do, and cause each other Loan Party to, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, or correct any material defect or error discovered therein, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its properties, assets, rights or interests (in each case constituting Collateral) to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Administrative Agent, the Security Trustee and the Secured Parties the rights granted or now or hereafter intended to be granted to any of them under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party is or is to be a party.

(ii) No fewer than 30 days, or such shorter period as the Administrative Agent may determine, prior to the change of name of any Loan Party, notify the Administrative Agent and the Lenders of such change, and

(iii) No fewer than 30 days, or such shorter period as the Administrative Agent may determine, prior to the occurrence thereof, notify the Administrative Agent and the Lenders of the opening of an office in the United States or England and Wales of any Loan Party or of the change of address of the office described in Section 4.01 (l)(ii) or any other office in United States or in England and Wales.

(k) Compliance with Material Agreements.  Make all payments and otherwise perform all obligations in respect of all agreements, contracts and other arrangements material to the business of any Loan Party and to which such Loan Party is a party, keep such agreements and contracts in full force and effect, except, in any case, where the failure to do so, either individually or in the aggregate, would not be reasonably likely (in the reasonable opinion of the Borrower) to have a Material Adverse Effect.

(l) Appraisal Requirements.  The Borrower, at its expense, shall deliver an appraisal report covering the Collateral Vessels and the Designated Vessels, with such appraisal to be prepared by an Approved Broker and indicating the Fair Market Value of each Collateral Vessel and Designated Vessel, at the end of each quarter following the Closing Date.  For the purposes of this Section 5.01(l) or elsewhere in any Loan Document where an appraisal of Collateral Vessels is required, the parties shall use an Approved Broker.

(m) Vessel Disposition.

(i) In respect of any Collateral Vessel, furnish to the Administrative Agent, as soon as available but in any event no later than 15 Business Days or such shorter period as determined by the Administrative Agent, prior to any Vessel Disposition, (A) a notice of such Vessel Disposition, (B) a certificate, in form and substance satisfactory to the Administrative Agent and signed by a Responsible Officer of the Borrower stating the agreed sale price for such Collateral Vessel and that the sale price of such Collateral Vessel is not less than the fair market value of such Collateral Vessel.  The Administrative Agent shall promptly notify each Lender of any notice of Vessel Disposition.

(ii) Upon receipt of the items required by clause (i) of this subparagraph (m) and subject to receipt of any payment required in accordance with the terms of Section 2.09 hereof and provided no Default shall have occurred and be continuing as a result of the relevant Vessel Disposition, the Administrative Agent shall, at the expense of the Borrower, (A) release the Collateral Vessel which is the subject of such notice of Vessel Disposition from the relevant Ship Mortgage, (B) terminate the respective Assignment of Earnings, Assignment of Insurances, Assignment of Charter (if any), Assignment of Management Agreement, and any Manager Undertaking covering the same, and reassign to the relevant Loan Party, without any representation or warranty, all of the Collateral covered by the respective Assignment of Earnings, Assignment of Insurances, Assignment of Charter (if any) , Assignment of Management Agreement, and any Manager Undertaking, (C) execute such other release documents as may be reasonably requested by the Borrower, and (D) remove the respective Collateral Vessel from Schedule III hereto and send to all parties hereto such revised Schedule III.  Each Lender agrees that the Administrative Agent shall be entitled to rely on any document submitted to it by the Borrower hereunder and that no approval of any Lender need be obtained in advance of any Vessel Disposition provided for in this subsection (m), provided the requirements set forth in this Section 5.10(m) have been met concurrently with such Vessel Disposition.

(n) Owner and Operator Qualification; Managers.  (i) Each Loan Party which owns or operates, or will own or operate, a Collateral Vessel, is qualified, and at all times shall be qualified, to own and operate such Collateral Vessel in all jurisdictions in which such Collateral Vessel is flagged or operated.

(ii) Each Collateral Vessel shall be commercially and technically managed by the Manager, and the rights of the Manager under any management agreement shall expressly be subordinated to the lien of the relevant Ship Mortgage and the rights of the Security Trustee.  The Borrower may change the Manager to another Wholly Owned Subsidiary only with written consent of the Administrative Agent (whose consent shall not be unreasonably withheld), and, in the event the Administrative Agent shall have consented, an appropriate executed Assignment of Management Agreement and Manager’s Undertaking shall be delivered by the Borrower to the Administrative Agent.

(iii) Each Designated Vessel shall be commercially and technically managed by the Manager, and an Assignment of Management Agreement in respect thereof shall be delivered to the Administrative Agent together with an appropriate Manager’s Undertaking.

(o) Charters.  (i) Any Inter Company Charter whether now existing or entered into after the Execution Date, shall be subject and subordinate in all respects to (A) the lien of the Ship Mortgage in respect of the Collateral Vessel that is the subject of such Inter Company Charter and (B) the rights of the Security Trustee under such Ship Mortgage.

(ii) There shall be no (A) bareboat chartering of any Collateral Vessel for a period (including optional renewals) in excess of twelve (12) months, and (B) time chartering of any Collateral Vessel entered into after the Execution Date for a period (including optional renewals) in excess of thirty-six (36) months, without the prior written consent of the Majority Lenders, whose consent is not to be unreasonably withheld.

(iii) The relevant Loan Party (including each Designated Subsidiary Guarantor) shall execute and deliver in favor of the Administrative Agent a specific assignment of each charter (bareboat or time) in excess of eleven (11) months duration (including all renewals) together with the consent of the charterer thereto, in substantially the form attached to the Assignment of Earnings attached hereto as Exhibit I.

(p) Accounts.  (i) The Borrower and each other Loan Party that owns a Collateral Vessel shall open and maintain for the duration of this Agreement a bank account in its name with the Administrative Agent (each an “Earnings Account” and collectively the “Earnings Accounts”) and shall procure that all hires, freights, pool income and other sums payable in respect of a Collateral Vessel are credited to, and operating expenses deducted from, such Earnings Account.  The amounts credited to the Earnings Accounts shall be freely available to the Borrower and each other Loan Party that owns a Collateral Vessel unless a Default has occurred and is continuing and notice has been given to the Borrower by the Administrative Agent that such amounts shall not be freely available.

(ii) The Borrower and each Designated Subsidiary Guarantor shall open and maintain for the duration of this Agreement a bank account in its name with the Administrative Agent (each a “Designated Vessel Earnings Account” and collectively the “Designated Vessel Earnings Accounts”) and shall procure that, after release thereof from accounts pledged to any owner of the Designated Vessels or any such owner’s lender, all hires, freights, pool income and other sums payable to such Designated Subsidiary Guarantor in respect of a Designated Vessel are credited to, and bareboat charter hire and operating expenses deducted from, such Designated Vessel Earnings Account.  The amounts credited to the Designated Vessel Earnings Accounts shall be freely available to the Borrower and each Designated Subsidiary Guarantor unless a Default has occurred and is continuing and notice has been given to the Borrower by the Administrative Agent that such amounts shall not be freely available.

(iii) The Borrower each other Loan Party together shall accumulate the amounts described in sub-clauses (i) and (ii) of this Section 5.0 1(p) in one or more Earning Accounts or Designated Vessel Earning Accounts or other account of the Borrower pledged to the Administrative Agent under a Loan Document; provided, notwithstanding the foregoing, the Borrower may transfer to an account of the Manager amounts required to pay operating expenses from time to time, as long as the notice described in the relevant Account Pledge Agreement or Designated Account Pledge Agreement has not been delivered by the Security Trustee to the Borrower as set forth therein.

(q) Pari Passu.  This Agreement and the Facilities and the Obligations of the Borrower and the other Loan Parties hereunder and under the Loan Documents shall rank at least pani passu in right of payment with all present and future indebtedness of the Borrower and such other Loan Parties (except for mandatory obligations preferred by law).  Notwithstanding the foregoing, the Subordinate Debt documents shall state by their express terms that the Indebtedness created thereby is subordinate to the Indebtedness created hereby.

(r) Collateral Vessels.  (i) No change of registration, flag, classification society, or technical or commercial management of any of the Collateral Vessels shall occur without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld.

(ii) Each entity owning a Collateral Vessel shall remain, directly or indirectly, a Wholly Owned Subsidiary of the Borrower.

(iii) Each Collateral Vessel shall remain in class with a classification society acceptable to the Administrative Agent, free of any overdue recommendations affecting class.

(iv) On and after December 31, 2010, to and including December 31, 2013, no fewer than 50% (fifty percent) of the Collateral Vessels shall be employed, actively and in service, under time charters having a remaining term (excluding any optional renewal terms) ending on or after December 31, 2013 and being arm’s-length with companies unaffiliated with the Borrower, its Subsidiaries and management.  This clause (r)(iv) shall be tested quarterly on and after December 31, 2010.

(v) Each entity owning a Collateral Vessel will at all times comply with the ISM Code and the International Ship and Port Facility Security Code as adopted by the IMO, as the same may be amended from time to time.

(s) Foreign Filing.  Borrower shall comply in all material respects with all filing and other requirements set by the SEC for a foreign filer and, at the time of each such filing, shall make such filing available to the Secured Parties.

(t) SEC Form F-4 Filing.  The Borrower shall notify the Administrative Agent with a copy to the Lead Arrangers, promptly in each event that it becomes aware that the description of the ownership interests of its shareholders set forth in its SEC filing on Form F-4, dated February 15, 2008, is no longer true and correct in all material respects, and shall promptly deliver a description of that change to the Administrative Agent with a copy to the Lead Arrangers.

(u) Business.  The Borrower and its Subsidiaries shall be engaged only in the business of ownership of vessels, the operation, technical and commercial management of vessels, or any material line of business substantially the same as those lines of business generally conducted by the Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto or reasonable extensions thereof.

(v) Anti-Money Laundering.  The Borrower and the other Loan Parties shall comply with all anti-money laundering rules and regulations under the Patriot Act and under any European Union or other applicable law, rule or regulation.

(w) Replacement Notes.  If any Note becomes mutilated, destroyed, lost or stolen, the Borrower shall, upon the written request of the affected Lender, execute and deliver in replacement thereof a new Note, in the same principal amount, dated the date of the Note being replaced and designated as issued under this Agreement.  If the Note being replaced has become mutilated, such Note shall be surrendered to the Borrower.  If the Note being replaced has been destroyed, lost or stolen, the affected Lender shall furnish to the Borrower and the Administrative Agent such security or indemnity as may be required by each of them to hold the Borrower and the Administrative Agent harmless and evidence satisfactory to the Borrower and the Administrative Agent of the destruction, loss or theft of such Note and of the ownership thereof; provided that if the affected Lender is an Initial Lender or an Eligible Assignee, the written notice of such destruction, loss or theft and such ownership and the written undertaking of such Lender delivered to the Borrower and the Administrative Agent to hold harmless the Borrower and Administrative Agent in respect of the execution and delivery of such new Note shall be sufficient evidence, security and indemnity.

Section 5.02. Negative Covenants.  The Borrower hereby agrees that, so long as any Advance shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder or the Issuing Bank shall have a Letter of Credit Commitment hereunder:

(a) Limitation on Indebtedness.  (i) The Borrower will not create, incur, assume, permit, or suffer to exist any Indebtedness of itself or any Guarantor that is not a Vessel Owning Subsidiary except (A) in connection with the completion of the Transaction, the Subordinate Debt, (B) Indebtedness incurred under the terms of this Agreement, (C) (x) Existing Indebtedness and Guaranty Obligations outstanding on the Closing Date and listed on Schedule V hereto (as reduced by any repayments thereof on or after the Closing Date) and (y) Indebtedness issued to refinance or replace any such Existing Indebtedness and (D) other Indebtedness of the Borrower or any Guarantor that is not a Vessel Owning Subsidiary, so long as (x) after giving effect to the incurrence of such Indebtedness, the Borrower, on a Consolidated basis is in compliance with the covenants set forth in Section 5.04 hereof, and (y) no Event of Default shall have occurred and be continuing after giving effect to the incurrence of such debt and the application of the proceeds thereof.

(ii) The Borrower will not permit any Vessel Owning Subsidiary to, create, incur, assume or suffer to exist any Indebtedness or obligation under any Swap Agreement or other hedging agreement, except:

(A) Indebtedness in respect of the Guaranty and the other Loan Documents;

(B) Indebtedness of any Vessel Owning Subsidiary to the Borrower or to any other Loan Party and of any other Loan Party to a Vessel Owning Subsidiary, in each case as in existence on the Closing Date and incurred in the ordinary course of business;

(C) the Subordinate Debt;

(D) Indebtedness under a Swap Agreement respecting the Facility or foreign exchange agreement entered into in the ordinary course of business and that is non-speculative in nature;

(E) The Existing Indebtedness and Guaranty Obligations outstanding on the Closing Date and listed on Schedule V hereto (as reduced by any repayments thereof on or after the Closing Date) and Indebtedness issued to refinance or replace any such Existing Indebtedness, provided that, (I) the obligor or obligors on the Existing Indebtedness so refinanced or replaced is the obligor or obligors on such refinancing or replacement Indebtedness, (II) the principal amount of the Indebtedness issued to refinance or replace such Existing Indebtedness is not increased beyond the sum of (x) the amount outstanding thereunder on the date of such refinancing or replacement plus (y) reasonable fees and expenses incurred in connection with such refinancing or replacement, (III) such Indebtedness is on terms and conditions taken as a whole (including, without limitation, terms relating to interest rate, fees, covenants, defaults, amortization and mandatory prepayments) not materially more onerous to such Guarantor than the terms and conditions of the Existing Indebtedness being refinanced or replaced, (IV) such Indebtedness is not secured other than by Liens on the assets of such Guarantor which were previously subject to Liens securing the Existing Indebtedness being refinanced or replaced as permitted by this Section 5.02(a), (V) such refinancing or replacement Indebtedness is not guaranteed by any other Guarantor and no other Guarantor has any liability or obligation with respect thereto (other than guaranties of refinancing or replacement Indebtedness to the same extent (and by the same Guarantors) that the Existing Indebtedness being refinanced or replaced was guaranteed, so long as such guaranties are on terms and conditions taken as a whole that are not materially more onerous to such other Guarantors than the terms and conditions of the guaranties in respect of the Existing Indebtedness being refinanced or replaced) and (VI) at the time of, and immediately after giving effect to, the incurrence of such refinancing or replacement Indebtedness, no Default or Event of Default shall be in existence;

(b) Limitation on Liens.  (i) The Borrower will not create, incur, assume or suffer to exist any Lien on any Collateral except for Permitted Liens.

(ii) The Borrower will not permit any Guarantor that is not a Vessel Owning Subsidiary to create, incur, assume or suffer to exist any Lien on any Collateral except for Permitted Liens.

(iii) The Borrower will not permit any Guarantor that is a Vessel Owning Subsidiary to create, incur, assume or suffer to exist any Lien on any of such Vessel Owning Subsidiary’s assets except (collectively, “Permitted Liens”):

(A) Liens for taxes, assessments or other charges which (x) are not at the time delinquent or are thereafter payable without penalty, or (y) are being contested in good faith by appropriate proceedings, provided with respect to taxes, assessments or other charges referred to in clause (x) and clause (y), that adequate reserves with respect thereto are maintained on the books of the Borrower or other applicable Loan Party in conformity with US GAAP;

(B) Liens in favor of the Administrative Agent or the Security Trustee to secure any or all Obligations created under the Loan Documents;

(C) Other Liens arising in the ordinary course of the business of any of such Vessel Owning Subsidiary which (x) do not secure Indebtedness and (y) either (A) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of any Collateral subject to any such lien, and with respect to which reserves are maintained on the books of the Borrower or other applicable Loan Party in conformity with US GAAP or (B) not more than 30 days past due;

(D) any Inter Company Charter so long as the same shall be subject and subordinate in all respects to (i) the lien of the Ship Mortgage in respect of the Collateral Vessel that is the subject of such Inter Company Charter and (ii) the rights of the Security Trustee or Administrative Agent under such Ship Mortgage and (y) any other charter permitted by the terms of any Loan Document;

(E) Liens for salvage, including contract salvage, and seamen’s wages.

(F) Liens arising out of the existence of judgments or awards in respect of which any Loan Party shall in good faith be prosecuting an appeal or proceedings for review or in respect of which there shall have been secured a subsisting stay of execution pending such appeal or proceedings, provided that, the aggregate amount of all cash (including the stated amount of all letters of credit) and the fair market value of all other property subject to such Liens does not exceed $1,000,000 at any time outstanding;

(iv) For the avoidance of doubt, nothing contained herein shall prohibit Liens on any Designated Vessel or the earnings thereof to the extent created by the owner thereof in connection with financing such Designated Vessel or created under any charters or subcharters relating thereto.

(c) Limitation on Guaranty Obligations.  The Borrower will not permit any Vessel Owning Subsidiary to create, incur, assume or suffer to exist any Guaranty Obligation except the Guaranty Obligations of the Guarantors under the Guaranty and those set forth in Schedule V hereto.

(d) Limitations on Fundamental Changes.  (i) The Borrower will not enter into any acquisition, merger, consolidation or amalgamation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease or enter into any sale-leaseback transaction, assign, transfer or otherwise dispose of all or substantially all of the property, business or assets of the Borrower except if after the occurrence thereof each of the following is satisfied:

(A) The Borrower is the surviving entity in the case of any such merger, consolidation or amalgamation;

(B) in the case of any acquisition, merger, consolidation or amalgamation or conveyance, sale, lease or entrance into any sale-leaseback transaction, assignment, transfer or disposition, upon giving effect thereto (x) no Default shall have occurred and be existing hereunder and (y) the Borrower is in compliance with the covenants set forth in Section 5.04 hereof.

(ii) The Borrower will not permit any Guarantor to enter into any acquisition, merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution) (except that any Guarantor may be merged or consolidated with or into one or more Wholly-Owned Subsidiaries of the Borrower (provided that (A) such Wholly-Owned Subsidiary into which or with whom such Guarantor has been consolidated or has merged shall not have any Indebtedness or other Obligations and (B) the continuing or surviving corporation or entity shall become a party to the Guaranty)), or convey, sell, lease or enter into any sale-leaseback transaction, assign, transfer or otherwise dispose of all or substantially all of such Guarantor’s property, business or assets, except charters or subcharters “in” or “out” of Collateral Vessels and charters “out” of Designated Vessels in compliance with Section 5.01 (o)(ii), provided where required by the terms of Section 5.01 (o)(iii), an Assignment of Charter together with notices and acknowledgments thereof, shall be executed and delivered to the Administrative Agent concurrently with the relevant Guarantor entering into such charters or subcharters.

(e) Limitation on Sale of Assets.  The Borrower will not permit any Guarantor to convey, sell, lease to third parties (except charters of Collateral Vessels and Designated Vessels as described in Section 5.01 (o)(ii) or enter into any sale-leaseback transaction, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, to any Person (“Asset Dispositions”), except:

(i) Asset Dispositions in the ordinary course of business consistent with past practices, so long as such assets do not constitute Collateral;

(ii) Asset Dispositions of any Collateral Vessel (each a “Vessel Disposition”, respectively) in compliance with Section 5.01(m) hereof.

(f) Limitation on Dividends and Other Payments.  The Borrower will not declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of Equity Interests of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, except only if each of the following conditions is met:  (i) after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result upon giving effect to such dividend payment, (ii) the aggregate amount expended by the Borrower in connection with the dividends and payments described above shall not exceed 50% of the Borrower’s annual net income in any calendar year period, and (iii) no breach in any covenant set forth in Section 5.04 would result upon giving effect to such dividend payment.

(g) Transactions at Arm’s Length.  The Borrower will not permit any Guarantor to, enter into any transaction, including, without limitation, any purchase, sale, lease, lease-back, or exchange of property or the rendering of any service, with any entity that is not a Loan Party unless such transaction is upon fair and reasonable terms no less favorable to such Guarantor than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate.

(h) Subsidiaries.  The Borrower will not permit any Guarantor to create, acquire or permit to exist any Subsidiary other than Subsidiaries in existence on the Closing Date.

(i) Amendments of Constitutive Documents.  The Borrower will not amend, or permit any of the Guarantors to amend, its respective certificate of incorporation or bylaws or other constitutive documents, in each case, if such amendment would be materially adverse to the interests of the Secured Parties.

(j) Fiscal Year.  The Borrower will not make or permit, or permit any Guarantor to make or permit, any change in its respective fiscal year from a calendar year.

(k) Speculative Transactions.  The Borrower will not permit any Guarantor to engage in any transaction involving commodity options or futures contracts or any similar speculative transactions, other than hedging arrangements entered into in the ordinary course of business consistent with past practices.

(l) Investments.  The Borrower will not permit any Vessel Owning Subsidiary to engage in any advance, loan, extension of credit or capital contribution to, or otherwise acquire any stock, bonds, notes, debentures or other securities of or any assets constituting a business unit of or make any other investment in, any Person (all of the foregoing, collectively, “Investments”) except

(i) Investments in the form of trade credits in the ordinary course of business; or

(ii) Investments in Cash Equivalents; or

(iii) loans to the Borrower or to another Vessel Owning Subsidiary.

Section 5.03. Reporting Requirements.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Borrower will furnish to the Administrative Agent and the Lenders:

(a) Default Notice.  As promptly as possible but in any event within 5 calendar days after knowledge by a Responsible Officer of the Borrower of the occurrence of any Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Default and the action that the Borrower has taken and proposes to take with respect thereto.

(b) Annual Financials.  As soon as available and in any event within 120 days after the end of each fiscal year, a copy of the annual audit report for such year for the Borrower and its Subsidiaries prepared in accordance with US GAAP, including therein a Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and a Consolidated and consolidating statement of income and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for such fiscal year, in each case accompanied by an opinion unqualified as to the scope of audit of Ernst & Young, Pricewaterhouse Coopers, Deloitte Touche Tohmatsu, KPMG or other independent public accountants of recognized standing reasonably acceptable to Administrative Agent, together with (i) a confirmation by such accountants that the Borrower is in compliance with Section 5.04 as of the end of the relevant Fiscal Year and, if requested by the Administrative Agent, attaching a schedule in form satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04, provided that in the event of any change in US GAAP used in the preparation of such financial statements, the Borrower shall also provide, together with such financial statements, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to US GAAP and (ii) a certificate of the Vice President-Finance or Treasurer of the Borrower stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto.

The delivery requirements of the Borrower under Sections 5.03(b) and (c) shall be deemed satisfied to the extent filings satisfying such requirement are made with the SEC.

(c) Quarterly Financials.  As soon as available and in any event within 60 days after the end of each quarter during each Fiscal Year, a Consolidated and consolidating balance sheet of the Borrower and its Subsidiaries as of the end of such quarter and a Consolidated and consolidating statement of income of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of cash flows of the Borrower and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding fiscal year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by the Vice President-Finance or Treasurer of the Borrower as having been prepared in accordance with US GAAP, together with (i) a certificate of said officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Borrower has taken and proposes to take with respect thereto and (ii) a Certificate of Compliance respecting and, if requested by the Administrative Agent, attaching the computations used by the Borrower in determining compliance with the covenants contained in Section 5.04, provided that in the event of any change in US GAAP used in the preparation of such financial statements, the Borrower shall also provide, together with such financial statements, if necessary for the determination of compliance with Section 5.04, a statement of reconciliation conforming such financial statements to US GAAP.

(d) Litigation.  Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(f), and promptly after the occurrence thereof, notice of any adverse change in the status or the financial effect on any Loan Party or any of its Subsidiaries of the Disclosed Litigation from that described on Schedule VI hereto.

(e) Securities Reports.  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders generally, and copies of all regular, periodic and special reports, and all registration statements and other filings, that any Loan Party or any of its Subsidiaries files with the SEC or any Governmental Authority that may be substituted therefore, or with the New York Stock Exchange.

(f) Environmental Conditions.  Promptly after the assertion or occurrence thereof, notice of any (x) material spillage or emission of a Hazardous Substance from any Collateral Vessel or Designated Vessel or other vessel owned or operated by an Affiliate of the Borrower or (y) any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries or any Collateral Vessel or Designated Vessel with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material Lien or restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(g) Insurance.  As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent (or any Lender through the Administrative Agent) may reasonably specify.

(h) ERISA.  In the event any Plan is subject to Title IV of ERISA:

(i) ERISA Events and ERISA Reports.  (A) Promptly, and in any event within ten (10) days, after any Loan Party or any ERISA Affiliate knows of the occurrence of any ERISA Event that is reasonably likely to result in liability which, together with all liabilities arising or reasonably likely to arise from any other ERISA Events then existing, exceeds $1,000,000, a statement of the Chief Financial Officer of the Borrower describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) promptly, and in any event within ten (10) days, after the date any records, documents or other information are furnished to the PBGC pursuant to Section 4010 of ERISA with respect to any Plan sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, a copy of such records, documents or information.

(ii) Plan Terminations.  Promptly, and in any event within ten (10) Business Days, after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.

(iii) Plan Annual Reports.  Promptly, and in any event within 30 days, after the filing thereof with the Internal Revenue Service, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions.

(iv) Multiemployer Plan Notices.  Promptly and in any event within ten (10) Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan that is reasonably likely to result in the incurrence of liability by any Loan Party or any ERISA Affiliate, or the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate, in each case if such liability, together with all other liabilities then existing with respect to any Plan, exceeds $1,000,000.

(v) Other Information.  Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

Section 5.04. Financial Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender shall have any Commitment hereunder, the Borrower will, on a Consolidated basis:

(a) Leverage.  Maintain at all times a ratio of not greater than 0.7:1.0 of (x) Total Debt less cash and Cash Equivalents to (y) Market Value Adjusted Total Assets less cash and Cash Equivalents.

(b) Interest Cover.  Maintain, at the end of each fiscal quarter of the Borrower, a ratio of EBITDA to gross interest expense for the four fiscal quarters ended as of the end of such quarter greater than 3.0:1.0.

(c) Total Net Debt to EBITDA.  From and after the Borrower’s first fiscal quarter falling on or after the 3rd anniversary of the Closing Date, maintain at the end of each fiscal quarter of the Borrower, a ratio of Total Net Debt to EBITDA (where EBITDA is the annualized EBITDA from vessels acquired during the prior twelve (12) months), for the four fiscal quarters ended as of the end of such quarter, of not greater than 6.0:1.0.

(d) Net Worth.  Maintain, at the end of each fiscal quarter of the Borrower, a book net worth of greater than $750,000,000.

(e) Minimum Liquidity.  At the end of each fiscal quarter to the third anniversary of the Closing Date, maintain a minimum of cash and Cash Equivalents of no less than 7.5% of the outstanding Total Debt, and on the third anniversary and thereafter, no less than 10% of the outstanding Total Debt.

(f) Vessel Fair Market Value.  The aggregate Fair Market Value of the Collateral Vessels shall at all times be at least 135% of the sum of (i) the then aggregate outstanding principal amount of the Facilities and (ii) the Unused Commitment under the Revolving Credit Facility; provided that, so long as any default in respect of this Section 5.04(f) is not caused by any voluntary Vessel Disposition, such default shall not constitute an Event of Default so long as within 45 days of the occurrence of such default, the Borrower shall either (i) post additional collateral satisfactory to all Lenders as set forth in Section 8.01(b), pursuant to security documentation reasonably satisfactory in form and substance to all Lenders, sufficient to cure such default (and shall at all times during such period and prior to satisfactory completion thereof, be diligently carrying out such actions) or (ii) make such reductions of the Total Commitment in an amount sufficient to cure such default and repay the outstanding Advances (it being understood that any action taken in respect of this proviso shall only be effective to cure such default pursuant to this Section 5.04(f) to the extent that no Default or Event of Default exists hereunder immediately after giving effect thereto).

ARTICLE VI

EVENTS OF DEFAULT

Section 6.01. Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a) (i) the Borrower shall fail to pay any principal of any Advance when the same shall become due and payable, whether at the due date thereof or on a date fixed for prepayment thereof or by acceleration or otherwise, (ii) the Borrower shall fail to pay any interest on any Advance when the same shall become due and payable under any Loan Document within one (1) Business Day after the same shall become due and payable, or (iii) any Loan Party shall fail to make any payment (other than principal or interest) when the same shall become due and payable under any Loan Document, in each case under this clause (ii) within three (3) Business Days after the same shall become due and payable; or

(b) any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c) the Borrower shall fail to perform or observe any term, covenant or agreement contained in Section 2.15, 5.0 1(a), (b), (d), (e), (f), (other than (f) (iii)), (m), (q), (u) or (v), 5.02, or 5.04; or

(d) any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed unless such failure is remedied (if capable of being remedied in the reasonable opinion of the Administrative Agent) within 30 days after the Administrative Agent shall have given written notice to the Borrower of such failure; or

(e) any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Indebtedness of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount of at least $15,000,000 either individually or in the aggregate (but excluding Indebtedness outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness or otherwise to cause, or to permit the holder thereof to cause, such Indebtedness to mature.

(f) (i) any Loan Party shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a

(g) (i) (A) any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Borrower and the ERISA Affiliates related to such ERISA Event) exceeds $5,000,000, or (B) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $5,000,000 or requires payments exceeding $1,500,000 per annum, or (C) the Borrower or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Borrower and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $1,500,000, which amount is not paid when due, and (ii) such Insufficiency, Withdrawal Liability or contribution liability (when taken together with all other Insufficiencies, Withdrawal Liabilities and contribution liabilities that have arisen) could reasonably be expected to result in a Material Adverse Effect; or
(h) one or more judgments or decrees shall be entered against the Borrower or any of its Subsidiaries involving in the aggregate a liability of $15,000,000 or more (calculated after deducting therefrom any amount that will be paid by a recognized protection and indemnity club that is a member of the International Group Agreement or any insurer rated at least B++ by A.M.  Best Company, or the equivalent thereof provided by a rating service whose ratings of insurance companies are internationally recognized or any insurer acceptable to the Administrative Agent, if such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or decree) and such judgments or decrees involving in the aggregate $15,000,000 or more shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i) this Agreement, the Guaranty or any other Loan Document shall cease to be in full force and effect, shall be determined by any court to be void, voidable or unenforceable, or any Loan Party shall assert in writing any defense to any of its obligations under any Loan Document to which it is a party or otherwise contest its liability thereunder, or any such Loan Party shall rescind or revoke in writing (or attempt to rescind or revoke in writing) any of its obligations under any Loan Document, whether with respect to future transactions or otherwise; or

(j) there shall occur and be continuing an “Event of Default” as defined in any Ship Mortgage; or

(k) except as otherwise permitted hereunder, the Secured Parties shall cease to have a first-priority perfected security interest in any Collateral; or

(l) any Material Adverse Effect shall have occurred after September 30, 2007;

or

(m) the de-listing of the Borrower from the New York Stock Exchange; or

(n) a Change of Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above, automatically the Commitments shall immediately terminate and the Advances hereunder (with accrued interest thereon) and all other amounts owing under this Agreement, the Notes and any other Loan Document shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken:  (i) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Majority Lenders, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, by notice of default to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement, the Notes and any other Loan Document to be due and payable forthwith, whereupon the same shall immediately become due and payable.  Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

Section 6.02. Actions in Respect of the Letters of Credit upon Default.  With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a non-interest bearing cash collateral account opened by, and under the sole dominion and control of, the Administrative Agent an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, and the Borrower hereby grants to the Administrative Agent for the benefit of the Secured Parties a security interest in all funds so deposited to and from time to time held (in the form of cash, certificates or instruments) in the cash collateral account and proceeds thereof.  The Borrower and the Administrative Agent shall thereafter enter into documentation reaffirming the grant of the security interest hereunder and otherwise relating to such cash collateral account in form and substance reasonably satisfactory to the Administrative Agent.  The Administrative Agent shall, at the Borrower’s direction and without assuming any risk of loss thereof, invest the funds in the cash collateral account in Cash Equivalents for the account of the Borrower.  All interest and other investment gains earned on such investments shall be added to the cash collateral account as additional collateral security for the prompt and complete payment when due of the obligations and liabilities of the Borrower under and in respect of the Letters of Credit.  Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the Notes.  If at any time the Administrative Agent determines that any funds held in such cash collateral account are subject to any right or claim of any Person other than the Administrative Agent, or the Secured Parties, which right or claim could reasonably have the effect of reducing the value of such funds, or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Borrower will, forthwith upon receipt of a demand by the Administrative Agent, pay to the Administrative Agent, as additional funds in Dollars to be deposited and held in such cash collateral account, an amount equal to (a) the amount by which the value of such funds has been reduced, or (b) the excess of (i) such aggregate Available Amount over (ii) the total amount of funds, if any, then held in such cash collateral account, respectively.  On or after the date all such Letters of Credit shall have expired or been fully drawn upon, all reimbursement Obligations relating thereto or to any Letter of Credit Advance shall have been satisfied and all other Obligations of the Borrower hereunder and under the Notes then due and payable shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

Section 6.03. Remedies.  Upon the occurrence and existence of any Event of Default hereunder, the Administrative Agent, the Security Trustee (or Nordea, in the case of certain ship mortgages, as the case may be) or the Secured Parties may exercise any and all remedies granted under the terms of any Loan Document or otherwise by applicable law.

Section 6.04. Application of Proceeds.  Following an Event of Default, all monies and proceeds of any enforcement action shall be applied by the Administrative Agent on behalf of the Secured Parties against all or any part of the Obligations, in the following order:

(i) first, in or towards payment of all costs, charges and expenses incurred or paid by the Administrative Agent or the Security Trustee (or Nordea, in the case of certain Ship Mortgages, as the case may be) or the Lenders in connection with or incidental to the proper exercise or performance or attempted exercise or performance by the Administrative Agent of any of the rights, powers or remedies hereby conferred or conferred by any other Loan Document or by law or in connection with or incidental to the enforcement or realization of the security hereby constituted or constituted by any other Loan Document;

(ii) second, to the payment of any amounts (other than principal, interest, or any amounts described in clauses first and sixth hereof) due and payable and unpaid under any Loan Document, including but not limited to, any Break Funding Costs or amounts due under Sections 2.10, 2.11, 2.13 or 8.04(c) hereof;

(iii) third, in or towards payment pro rata of any interest then due and payable and unpaid under any Loan Document;

(iv) fourth, in or towards payment pro rata of any principal sum of the Term Loan Advance then due and payable and unpaid;

(v) fifth, in or towards payment pro rata of any principal sum of any Revolving Credit Advances (including Letter of Credit Advances) then due and payable and unpaid;

(vi) sixth, in or towards payment of any amounts due to any Swap Provider under any Swap Agreement on a pari passu basis; and

(vii) seventh, any surplus of such cash or cash proceeds held by the Administrative Agent or any other Secured Party and remaining after payment in full of all the Obligations, and the termination of all Commitments (if not then already terminated), shall be paid over to or to whomsoever may be lawfully entitled to receive such surplus.

ARTICLE VII

THE ADMINISTRATIVE AGENT

Section 7.01. Authorization and Action.

(a) Each Lender (in its capacity as a Lender, the Issuing Bank (if applicable) and each Swap Provider) hereby appoints and authorizes the Administrative Agent (and the Security Trustee or Nordea, in the case of certain Ship Mortgages as the case may be) to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent (and the Security Trustee or Nordea, in the case of certain ship mortgages as the case may be) shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent (and the Security Trustee or Nordea, in the case of certain ship mortgages as the case may be) shall not be required to take any action that exposes it to personal liability or that is contrary to this Agreement or applicable law.  The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.  Notwithstanding anything in this Agreement to the contrary, as set forth in Section 8.01, the Administrative Agent agrees to notify and consult with the Majority Lenders on any provision or decision within this Agreement requiring the Administrative Agent’s action, approval or consent unless such action, approval or consent requires the unanimous consent of all Lenders.

(b) The provisions of this Article VII shall apply to, and enure to the benefit of, and be binding on, the Security Trustee (and Nordea in the case of certain Ship Mortgages) as though it were named herein to the same extent such provisions apply to, and enure to the benefit of, and are binding on, the Administrative Agent.

Section 7.02. Agent’s Reliance, Etc.  Neither the Administrative Agent nor any of its respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, the Administrative Agent:  (a) may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender that is the payee of such Note, as assignor, and an Eligible Assignee, as assignee, as provided in Section 8.07; (b) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (c) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (d) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (e) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (f) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or telex) believed by it to be genuine and signed or sent by the proper party or parties.

Section 7.03. Nordea and Affiliates.  With respect to its Commitments, the Advances made by it and the Notes issued to it, if any, Nordea shall have the same rights and powers under the Loan Documents as any other Lender and may exercise the same as though it were not the Administrative Agent or Security Trustee; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Nordea in its individual capacity.  So long as it is a Lender, Nordea and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if Nordea were not the Administrative Agent and without any duty to account therefore to the Lenders.  The Administrative Agent shall not have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as the Administrative Agent.

Section 7.04. Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 7.05. Indemnification.  (a) Each Lender severally agrees to indemnify Administrative Agent (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by Administrative Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that Administrative Agent is not promptly reimbursed for such costs and expenses by the Borrower.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.

(b) Each Lender severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Borrower) from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Issuing Bank under the Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Borrower under Section 8.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Borrower.

(c) For purposes of this Section 7.05, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to the respective Lenders, (ii) their respective Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time and (iii) the aggregate unused portions of their respective Revolving Credit Commitments at such time; provided that the aggregate principal amount of Letter of Credit Advances owing to the Issuing Bank shall be considered to be owed to the Lenders ratably in accordance with their respective Revolving Credit Commitments.  The failure of any Lender to reimburse Administrative Agent, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lenders to Administrative Agent, as the case may be, as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse Administrative Agent, as the case may be, for its ratable share of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse Administrative Agent, as the case may be, for such other Lender’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

(d) If the Administrative Agent has been reimbursed by the Borrower or any third party, then (i) the Administrative Agent shall, within three Business Days, notify details of the reimbursement to the Lenders, and (ii) the Administrative Agent shall distribute proportionately the recovered amount to the Lenders.

Section 7.06. Successor Administrative Agent.  Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower; provided, however, that any removal of the Administrative Agent will not be effective until it has also been replaced as Administrative Agent (including as Successor Trustee under the Security Trust Agreement and as mortgagee under certain Ship Mortgages) and released from all of its obligations in respect thereof.  In addition, the Majority Lenders shall have the right to remove the Administrative Agent for cause and to appoint a successor Administrative Agent in accordance with this Section 7.06.  Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall meet the standards to be an Eligible Assignee, have a combined capital and surplus of at least $500,000,000 and be reasonably acceptable to the Majority Lenders and the Borrower.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent and, in the case of a successor Administrative Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Ship Mortgages and the Security Trust Agreement, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Administrative Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents.  If within 45 days after written notice is given of the retiring Administrative Agent’s resignation or removal under this Section 7.06 no successor Administrative Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Administrative Agent’s resignation or removal shall become effective, (b) the retiring Administrative Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Majority Lenders shall thereafter perform all duties of the retiring Administrative Agent under the Loan Documents until such time, if any, as the Majority Lenders appoint a successor Administrative Agent as provided above.  After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.  The institution acting as Administrative Agent shall always also act as Security Trustee under the Security Trust Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Amendments, Etc.  (a) No amendment or waiver of any provision of any Loan Document, nor consent to any departure by any Loan Party therefrom or any discharge or termination, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.  The Administrative Agent shall not execute any amendment or waiver (except as specifically provided in Section 8.01(c)) or give any consent unless it shall have received the prior written consent of the Majority Lenders.

(b) Notwithstanding the immediately prior sentence, however, no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected by such amendment, waiver or consent, do any of the following:  (i) increase the Commitments of the Lenders or subject the Lenders to any additional obligations, (ii) reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder to the Lenders, (iii) postpone any date fixed for any payment of principal of, or interest (or Applicable Margin respecting interest) on, the Notes or any fees or other amounts payable hereunder, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Lenders, that in each case shall be required for the Lenders or any of them to take any action hereunder, (v) extend the June 30, 2008 availability date or the Maturity Date, (vi) amend the definition of Majority Lenders, (vii) release any Collateral (except Collateral or the release of any Vessel Owning Subsidiary and the equity interests thereof in accordance with the terms of Section 5.0 1(m)) or accept any additional Collateral as contemplated by Section 5.04(f), (viii) amend Section 2.14 or Section 6.04 hereof, (ix) amend this Section 8.01, or (x) permit the assignment by the Borrower or any Guarantor of its obligations under any Loan Document, provided ,that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent in its capacity as Administrative Agent under this Agreement or any Note or any other Loan Document.

(c) Notwithstanding anything herein to the contrary, (i) the Administrative Agent may, with the consent of the Borrower, but without the consent of the Majority Lenders or any Lender, amend this Agreement or any other Loan Document in order to fix any immaterial errors contained herein or therein and (ii) the Security Trustee may, with the consent of the Borrower but without the consent of the Majority Lenders or any Lender enter into one or more amendments to the Ship Mortgages, if requested by the relevant Swap Provider, in substantially the form attached hereto as Exhibit M in order to secure (on a pay pari passu basis with other Swap Agreements) obligations, of any Loan Party under any Swap Agreement entered into after the Closing Date, as further provided in Section 1.22 of the Ship Mortgages.

(d) If, in connection with any proposed amendment, waiver, departure, discharge or termination of or to any of the provisions of this Agreement or any other Loan Document as contemplated by clauses (i) through (x), inclusive of Section 8.01(b), the consent of the Majority Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrower shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Eligible Assignees so long as at the time of such replacement, each such Eligible Assignee consents to the proposed amendment, waiver, departure, discharge or termination or (B) terminate such non-consenting Lender’s Commitment and repay the Advances of such Lender which gave rise to the need to obtain such Lender’s consent, provided that, unless the Commitments which are terminated and Advances which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Advances of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Majority Lenders (determined after giving effect to the proposed action) shall specifically consent thereto.

Section 8.02. Notices, Etc.  All notices and other communications provided for hereunder shall be in writing (including telecopier) and sent by a prepaid nationally recognized overnight courier, telecopied, or delivered, if to the Borrower, at its address at Par La Ville Place, 14 Par-La-Ville Road, Hamilton HM JX, Bermuda, Attention:  Elefterios Papatriphon, Email:  e.papatrifon@excelmaritime.com, Fax:  30-210-620- 9528; if to any Guarantor, c/o the Borrower at the foregoing address; if to any Initial Lender, at its Applicable Lending Office specified opposite its name on Schedule II hereto; if to any other Lender, at its Applicable Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Administrative Agent (and the Security Trustee or Nordea in the case of certain Ship Mortgages), at its address 8th Floor, City Place House, 55 Basinghall Street, GB-London EC2V 5NB, Attention:  Loans Administrator, Fax:  +44 207 726 9102; or, as to the Borrower or Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, when mailed, sent by a nationally recognized overnight courier, or telecopied, be effective when deposited in the mails, delivered to such courier, or telecopied, respectively, except that notices and communications to the Administrative Agent pursuant to Article II, III or VIII shall not be effective until received by the Administrative Agent, as the case may be.  Delivery by telecopier of an executed counterpart of any amendment or waiver of any provision of this Agreement or the Notes or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof.  All notices and communications given under this Agreement unless submitted in the English language, shall be accompanied by one English translation for each copy of the foregoing so submitted; provided, that the English version of all such notices, communications, evidences and other documents shall govern in the event of any conflict with the non-English version thereof.

The Loan Parties agree that the Administrative Agent may make any communication available to the Secured Parties by posting the communications on Intralinks, Fixed Income Direct or a substantially similar electronic transmission systems (the “Platform”).  The Loan Parties acknowledge that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN ANY COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH ANY COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE SECURITY TRUSTEE, NORDEA OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THE RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES OF THE ADMINISTRATIVE AGENT, THE SECURITY TRUSTEE, NORDEA OR THEIR RESPECTIVE AFFILIATES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY LENDER, ANY LOAN PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE TRANSMISSION BY ANY LOAN PARTY, ANY OF THE AGENT PARTIES OR ANY OTHER PERSON OF ANY COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ADMINISTRATIVE AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM ADMINISTRATIVE AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

Each Lender agrees that notice to it (as provided in the next sentence) specifying that any communications have been posted to the Platform shall constitute effective delivery of such communications to such Lender for purposes of the Loan Documents.  Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

Section 8.03. No Waiver; Remedies, Entire Agreement.  (a) No failure on the part of any Lender or Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

(b) This Agreement and the other Loan Documents constitute the entire agreement of the parties with respect hereto.

Section 8.04. Costs and Expenses.  (a) The Borrower agrees to pay on demand (i) all costs and expenses of Administrative Agent, the Security Trustee (or Nordea in the case of certain Ship Mortgages) connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication (including costs and expenses related to printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit, insurance, consultant, independent insurance advisor fee, search, filing and recording fees and expenses and (B) the reasonable fees and expenses of counsel for Administrative Agent with respect thereto, with respect to advising the Administrative Agent, the Security Trustee (or Nordea in the case of certain Ship Mortgages) as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Default or any events or circumstances that may give rise to a Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto) and (ii) all costs and expenses of Administrative Agent, the Security Trustee (or Nordea in the case of certain Ship Mortgages) and each other Secured Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each other Secured Party with respect thereto).

(b) The Borrower agrees to indemnify, defend and save and hold harmless the Administrative Agent, the Security Trustee (or Nordea in the case of certain Ship Mortgages), each Lender and each other Secured Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Transaction, the Facilities, the actual or proposed use of the proceeds of the Advances or any Letter of Credit, the Loan Documents or any of the transactions contemplated thereby or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 8.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors or an Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto.  The Borrower also agrees and will ensure that neither it nor any of its Subsidiaries will assert any claim against the Administrative Agent, the Security Trustee (or Nordea in the case of certain Ship Mortgages), any Lender, any other Secured Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances, the Loan Documents or any of the transactions contemplated by the Loan Documents.

(c) If any payment of principal of any Advance is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such Advance, as a result of a payment, acceleration of the maturity of the Notes pursuant to Section 6.01 or for any other reason, or by an Eligible Assignee to a Lender other than on the last day of the Interest Period for such Advance upon an assignment of rights and obligations under this Agreement pursuant to Section 8.07 as a result of a demand by the Borrower pursuant to Section 8.07(a), or if the Borrower fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.08, 2.09 or 6.01 or otherwise, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance.

(d) If any Loan Party fails to pay when due any costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender, in its sole discretion.

(e) Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Borrower contained in Sections 2.10, 2.11 and 2.13 and this Section 8.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

Section 8.05. Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Notes due and payable pursuant to the provisions of Section 6.01 or otherwise with the consent of the Majority Lenders, the Administrative Agent and each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent, such Lender or such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under the Loan Documents, irrespective of whether the Administrative Agent or such Lender shall have made any demand under this Agreement or such Note or Notes and although such Obligations may be unmatured.  The Administrative Agent and each Lender agrees promptly to notify the Borrower after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of the Administrative Agent and each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that the Administrative Agent, such Lender and their respective Affiliates may have.

Section 8.06. Binding Effect; Assignment by Borrower.  (a) This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and the Administrative Agent shall have been notified by each Initial Lender that such Initial Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns.

(b) Neither the Borrower nor any Guarantor shall have the right to assign its rights hereunder or any interest herein or in or under any other Loan Document without the prior written consent of the Administrative Agent.

Section 8.07. Assignments and Participations.  (a) Each Lender may and, in the case of a Lender if demanded by the Borrower (following a demand by such Lender pursuant to Section 2.10 or 2.11) upon at least 5 Business Days’ notice to such Lender and the Administrative Agent, will, assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under and in respect of the Revolving Credit Facility, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $25,000,000 or an integral multiple of $1,000,000 in excess thereof, (iii) except in the case of an assignment of all of a Lender’s rights and obligations under this Agreement, the remaining Commitment of the assigning Lender shall in no event be less than $25,000,000, (iv) each such assignment shall be to an Eligible Assignee, (v) each such assignment made as a result of a demand by the Borrower pursuant to this Section 8.07(a) shall be arranged by the Borrower after consultation with the Administrative Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments that together cover all of the rights and obligations of the assigning Lender under this Agreement, (vi) no Lender shall be obligated to make any such assignment as a result of a demand by the Borrower pursuant to this Section 8.07(a) unless and until such Lender shall have received one or more payments from either the Borrower or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts then due and payable to such Lender under this Agreement, (vii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $3,500, provided, that for any assignment to an Affiliate of a Co-Arranger or Lead Arranger, the recordation fee shall be $1,000, (viii) the Administrative Agent shall have given its consent to such assignment and (ix) so long as no Default or Event of Default then exists, the consent of the Borrower (which consent shall not be unreasonably withheld or delayed).  Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the Lender assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

(b) Each Issuing Bank may assign to one or more Lenders or Affiliates of a Lender all or a portion of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) except in the case of an assignment to a Person that immediately prior to such assignment was an Issuing Bank or an assignment of all of an Issuing Bank’s rights and obligations under this Agreement, the amount of the Letter of Credit Commitment of the assigning Issuing Bank being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000 and shall be in an integral multiple of $1,000,000 in excess thereof, (ii) except in the case of an assignment of all of an Issuing Bank’s rights and obligations under this Agreement, the remaining commitment of the assigning Issuing Bank shall in no event be less than $5,000,000, (iii) each such assignment shall be to an Eligible Assignee and (iv) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of $3,500.

(c) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Administrative Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes Administrative Agent and the Security Trustee (or Nordea in the case of certain Ship Mortgages) to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to Administrative Agent and the Security Trustee (or Nordea in the case of certain Ship Mortgages) by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at its address referred to in Section 8.02 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrower, Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, and fulfillment of any other requirements of Section 8.07(a) and delivery of any Note or Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower.  Within five Business Days after its receipt of such notice (or, if later, the effective date of the transfer), the Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a Commitment hereunder, a new Note to the order of the assigning Lender in an amount equal to the Commitment retained by it hereunder.  Such new Note or Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Note or Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit A hereto.

(f) Each Lender may sell participations to one or more banks or other entities (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Notes or any fees or other amounts payable hereunder (to the extent such participant would be entitled to share therein), in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.

(g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 8.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower or any other Loan Party furnished to such Lender by or on behalf of the Borrower or any other Loan Party; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information relating to the Borrower or any other Loan Party received by it from such Lender.

(h) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time, without the consent of the Borrower or any other Loan Party or the Administrative Agent, create a security interest in all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Advances owing to it and the Note held by it) in favor of any United States Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the United States Federal Reserve System.

(i) Notwithstanding any other provision set forth in this Agreement, any Lender may, without the consent of but with notice to the Borrower and the Administrative Agent, assign all or portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitment, the Advances owing to it and the Note or Notes held by it) to any of its Affiliates.  The provisions for assignment set forth in Section 8.07(a)(vii) shall apply mutatis mutandis to any such assignment to an Affiliate of a Lender under this Section 8.07(i)

Section 8.08. Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery by telecopier of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

Section 8.09. Confidentiality.  Neither Administrative Agent nor any Lender shall disclose any Confidential Information to any Person without the consent of the Borrower, other than (a) to Administrative Agent’s or such Lender’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any Governmental Authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender, (e) in connection with any litigation or proceeding to which Administrative Agent or such Lender or any of its Affiliates may be a party or (f) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document.

Section 8.10. Release of Collateral.  Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party (including, without limitation, as a result of the sale, in accordance with the terms of the Loan Documents, of the Loan Party that owns such Collateral) in accordance with the terms of the Loan Documents, the Administrative Agent will, at the Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

Section 8.11. Patriot Act Notification.  Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub.L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) or other similar laws, it is or may be required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act or other similar laws.  The Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by the Administrative Agent or any Lenders in order to assist the Administrative Agent and the Lenders in maintaining compliance with the Patriot Act or such other similar laws.

Section 8.12. JURISDICTION, ETC.  (a) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK COUNTY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  NOTHING IN THIS AGREEMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS IN THE COURTS OF ANY JURISDICTION.

(b) EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS TO WHICH IT IS A PARTY IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK COUNTY.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

Section 8.13. GOVERNING LAW.  THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES.

Section 8.14. WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS, THE ADVANCES OR THE ACTIONS OF THE ADMINISTRATIVE AGENT OR ANY LENDER IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT THEREOF.

Section 8.15. Process Agent.  The Borrower irrevocably appoints National Registered Agents, Inc. at 875 Avenue of the Americas, Suite 501, New York, New York 10001, as its authorized agent (the “Process Agent”) on which any and all legal process may be served in any action, suit or proceeding brought in any New York State Court or Federal Court of the United States of America, in each case sitting in New York County.  The Borrower agrees that service of process in respect of it upon the Process Agent, together with written notice of such service given to it in the manner provided for notices in Section 8.02, shall be deemed to be effective service of process upon it in any such action, suit or proceeding.  The Borrower agrees that the failure of the Process Agent to give notice to it of any such service shall not impair or affect the validity of such service or any judgment rendered in any such action, suit or proceeding based thereon.  If for any reason the Process Agent named above shall cease to be available to act as such, the Borrower agrees to irrevocably appoint a replacement process agent in New York City, as its authorized agent for service of process, on the terms and for the purposes specified in this Section 8.15.  Nothing in this Agreement or any other Loan Document will affect the right of any party hereto to serve process in any other manner permitted by applicable law or to obtain jurisdiction over any party or bring actions, suits or proceedings against any party in such other jurisdictions, and in such matter, as may be permitted by applicable law.

Section 8.16. Judgment Currency.  The Borrower hereby agrees that:  (a) if, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in Dollars into another currency, the Borrower agrees, to the fullest extent permitted by applicable Law, that the rate of exchange used shall be that at which in accordance with normal banking or administrative procedures, the Administrative Agent could purchase Dollars with such other currency on the Business Day preceding that on which final judgment is given, (b) the obligation of the Borrower in respect of any sum due from it to any Secured Party shall, notwithstanding any judgment in a currency other than Dollars, be discharged only to the extent that on the Business Day following receipt by such Secured Party of any sum adjudged to be so due in such other currency, such Secured Party may in accordance with normal banking procedures, purchase Dollars with such other currency.  In the event that the Dollars so purchased are less than the sum originally due to such Secured Party in Dollars, the Borrower, as a separate obligation and notwithstanding any such judgment, hereby indemnifies and holds harmless such Secured Party against such loss, and if the Dollars so purchased exceed the sum originally due to such Secured Party, such Secured Party shall remit to the Borrower such excess.

Section 8.17. Partial Invalidity.  If any term or provision of this Agreement or the application to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be affected thereby, and each such term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EXCEL MARITIME CARRIERS LTD., as

Borrower

By:	/s/ NAME
Name:
Title:

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

EXCEL MARITIME CARRIERS LTD., as

Borrower

By:
Name:
Title:

NORDEA BANK FINLAND PLC, LONDON BRANCH, as
Administrative Agent

By:	/s/ Ulf B. Andersson
Name:	ULF B. Andersson
Title:	Head of Shipping, Offshore & Oil Services London

By:	/s/ Ola Reis
Name:	Ola Reis
Title:

Lenders

NORDEA BANK FINLAND PLC, LONDON BRANCH, as Lender

By:	/s/ Ulf B. Andersson
Name:	ULF B. Andersson
Title:	Head of Shipping, Offshore & Oil Services London

By:	/s/ Ola Reis
Name:	Ola Reis
Title:

CREDIT SUISSE, as Lender

By:	/s/ Mario Bené
Name:	Mario Bené
Title:

By:	/s/ Lydia Lampadaridou
Name:	Lydia Lampadaridou
Title:

DVB BANK AG, as Lender

By:	/s/ Ingo Fruehauf
Name:	Ingo Fruehauf
Title:	Vice President

By:	/s/ Klaus Schuermann
Name:	Klaus Schuermann
Title:	Vice President

DEUTSCHE BANK AG FILIALE
DEUTSCHE ANDGESCHAFT, as Lender

By:	/s/ Kerstin Seefeld
Name:	Kerstin Seefeld
Title:	Director

By:	/s/ Tilman Stein
Name:	Tilman Stein
Title:	Vice President

HSH NORDBANK AG, as Lender

By:	/s/ Mr. Nils Visser
Name:	Mr. Nils Visser
Title:	Senior Vice President

By:	/s/ Mr. Bjorn Kaufman
Name:	Mr. Bjorn Kaufman
Title:	Vice President

GENERAL ELECTRIC CAPITAL CORPORATION, as Lender

By:	/s/ Ricardo B. Silva
Name:	Ricardo B. Silva
Title:	Vice President

NATIONAL BANK OF GREECE S.A., as Lender

By:	/s/ Katsikogiannis Georgios
Name:	Katsikogiannis Georgios
Title:	Unit Leader

By:	/s/ Moraitou Maria
Name:	Moraitou Maria
Title:	Unit Leader

FORTIS BANK, as Lender

By:	/s/ G. Arcadis
Name:	G. Arcadis
Title:

By:	/s/ D.P. Christacopoulos
Name:	D.P. Christacopoulos
Title:

SCHEDULE I

COMMITMENTS

Initial Lender	Term Loan Commitment	Revolving Credit Commitment	Total Commitment
Nordea Bank Finland plc, London Branch	222,857,142.86	89,142,857.14	312,000,000.00
DVB Bank AG	111,428,571.43	44,571,428.57	156,000,000.00
Deutsche Bank AG Filiale
Deutschlandgeschäft	181,071,428.57	72,428,571.43	253,500,000.00
General Electric Capital
Corporation	181,071,428.57	72,428,571.43	253,500,000.00
HSH Nordbank AG	142,857,142.86	57,142,857.14	200,000,000.00
National Bank of Greece S .A.	71,428,571.43	28,571,428.57	100,000,000.00
Credit Suisse	35,714,285.71	14,285,714.29	50,000,000.00
Fortis Bank	53,571,428.57	21,428,571.43	75,000,000.00
TOTAL	1,000,000,000.00	400,000,000.00	1,400,000,000.00

SCHEDULE II

APPLICABLE LENDING OFFICES

Initial Lender	Address of Lending Office
Nordea Bank Finland plc, London Branch	8th Floor, City Place House 55 Basinghall Street London EC2V 5NB England
DVB Bank AG	Friedrich-Ebert Anlage 2-14 D60325 Frankfurt am Main Germany
Deutsche Bank AG Filiale Deutschlandgeschäft	Ludwig-Erhard-Strasse 1 20459 Hamburg Germany
General Electric Capital Corporation	201 High Ridge Road Stamford, CT 06927 USA
HSH Nordbank AG	Gerhart-Hauptmann-Platz 50 20095 Hamburg Germany
National Bank of Greece S.A.	Shipping Branch (196) 2, Bouboulinas Str. & Akti Miaouli Str. (Vati Building) 185 35 Piraeus Greece
Credit Suisse	Ship Finance SGAS 62 St. Alban-Graben 1-3 CH 4002 Basle Switzerland
Fortis Bank	Fortis Bank 166, Syngrou Avenue 176 71 Kallithea, Attica Greece

SCHEDULE III

Collateral Vessels

#	Vessel	Flag & Official No.	Vessel Owning Subsidiary
1	Birthday	Bahamas (8000437)	Whitelaw Enterprises Co.
2	Fortezza	Panama (31000-05)	Harvey Development Corp.
3	Rodon	Panama (30918-05)	Tanaka Services Ltd.
4	Angela Star	Panama (25283-98-D)	Marias Trading Inc.
5	Happy Day	Panama (3 1005-05)	Amanda Enterprises Limited
6	Renuar	Panama (30815-05)	Candy Enterprises Inc.
7	Isminaki	Panama (30709-05)	Fianna Navigation S.A.
8	Powerful	Panama (30850-05)	Fountain Services Limited
9	First Endeavour	Panama (30852-05)	Teagan Shipholding S.A.
10	Elinakos	Panama (30892-05)	Yasmine International Inc.
11	Swift	Panama (30711-05)	Liegh Jane Navigation S.A.
12	Lady	Cyprus (8307777)	Centel Shipping Company Limited
13	Attractive	Panama (30905-05)	Barland Holdings Inc.
14	Emerald	Panama (3 0864-05)	Ingram Limited
15	Marybelle	Panama (30784-05)	Snapper Marine Ltd.
16	Princess I	Panama (21328-94-D)	Castalia Services Ltd.
17	Iron Miner	Marshall Islands (2644)	Iron Miner Shipco LLC
18	Lowlands Beilun	Malta (9172208)	Lowlands Beilun Shipco LLC
19	Kirmar	Marshall Islands (2478)	Kirmar Shipco LLC
20	Iron Beauty	Marshall Islands (2447)	Iron Beauty Shipco LLC
21	Iron Bradyn	Marshall Islands (2227)	Iron Bradyn Shipco LLC
22	Iron Manolis	Marshall Islands (2641)	Iron Manolis Shipco LLC
23	Iron Brooke	Marshall Islands (2640)	Iron Brooke Shipco LLC
24	Iron Lindrew	Marshall Islands (2639)	Iron Lindrew Shipco LLC
25	Coal Hunter	Marshall Islands (2638)	Coal Hunter Shipco LLC
26	Santa Barbara	Marshall Islands (2632)	Santa Barbara Shipco LLC
27	Ore Hansa	Marshall Islands (2631)	Ore Hansa Shipco LLC
28	Iron Kalypso	Marshall Islands (2635)	Iron Kalypso Shipco LLC
29	Iron Bill	Marshall Islands (2630)	Iron Bill Shipco LLC
30	Pascha	Marshall Islands (2637)	Pascha Shipco LLC
31	Coal Gypsy	Marshall Islands (2636)	Coal Gypsy Shipco LLC
32	Iron Fuzeyya	Marshall Islands (2634)	Iron Fuzeyya Shipco LLC
33	Iron Anne	Marshall Islands (2633)	Iron Anne Shipco LLC
34	Iron Vassilis	Marshall Islands (2629)	Iron Vassilis Shipco LLC
35	Grain Express	Marshall Islands (2041)	Grain Express Shipco LLC
36	Iron Knight	Marshall Islands (2070)	Iron Knight Shipco LLC
37	Grain Harvester	Marshall Islands (2117)	Grain Harvester Shipco LLC
38	Coal Pride	Marshall Islands (2423)	Coal Pride Shipco LLC

Designated Vessels

#	Designated Vessel	Flag & Official No.	Designated Subsidiary Guarantor/Charterer
1	Fearless I	Germany/Marshall Islands (90328)	Fearless Shipco LLC
2	King Coal	Germany/Marshall Islands (90326)	King Coal Shipco LLC
3	Coal Glory	Marshall Islands (2340)	Coal Glory Shipco LLC
4	Coal Age	Germany/Marshall Islands (90327)	Coal Age Shipco LLC
5	Iron Man	Marshall Islands (2342)	Iron Man Shipco LLC
6	Barbara	Germany/Marshall Islands (90325)	Barbara Shipco LLC
7	Linda Leah	Marshall Islands (2422)	Linda Leah Shipco LLC

SCHEDULE IV

Subsidiaries of each Loan Party

Loan Party	Subsidiary	Jurisdiction of Incorporation or Organization	Ownership Interest in Subsidiary
	Excel Maritime Carriers Ltd.	Liberia
	Point Holdings Ltd.	Liberia	100%
	Bird Acquisition Corp. (successor in interest to Quintana Maritime Limited)	Marshall Islands	100%
	Maryville Maritime Inc.	Liberia	100%

	Point Holdings Ltd.	Liberia	-
	Whitelaw Enterprises Co.	Liberia	100%
	Harvey Development Corp.	Liberia	100%
	Tanaka Services Ltd.	Liberia	100%
	Marias Trading Inc.	Liberia	100%
	Amanda Enterprises Limited	Liberia	100%
	Candy Enterprises Inc.	Liberia	100%
	Fianna Navigation S.A.	Liberia	100%
	Fountain Services Limited	Liberia	100%
	Teagan Shipholding S.A.	Liberia	100%
	Yasmine International Inc.	Liberia	100%
	Liegh Jane Navigation S.A.	Liberia	100%
	Barland Holdings Inc.	Liberia	100%
	Ingram Limited	Liberia	100%
	Snapper Marine Ltd.	Liberia	100%
	Castalia Services Ltd.	Liberia	100%
	Magalie Investments Corp.	Liberia	100%
	Melba Management Ltd.	Liberia	100%
	Minta Holdings S.A.	Liberia	100%
	Odell International Ltd.	Liberia	100%
	Naia Development Corp.	Liberia	100%
	Thurman International Ltd.	Liberia	100%

	Whitelaw Enterprises Co.	Liberia	-
	None.	-	-

	Tanaka Services Ltd.	Liberia	-
	None.	-	-

	Marias Trading Inc.	Liberia	-
	None.	-	-

	Amanda Enterprises Limited	Liberia	-
	None.	-	-

	Candy Enterprises Inc.	Liberia	-
	None.	-	-

	Fianna Navigation S.A.	Liberia	-
	None.	-	-

	Fountain Services Limited	Liberia	-
	None.	-	-

	Teagan Shipholding S.A.	Liberia	-
	None.	-	-

	Yasmine International Inc.	Liberia	-
	None.	-	-

	Liegh Jane Navigation S.A.	Liberia	-
	None.	-	-

	Barland Holdings Inc.	Liberia	-
	None.	-	-

	Ingram Limited	Liberia	-
	None.	-	-

	Snapper Marine Ltd.	Liberia	-
	None.	-	-

	Castalia Services Ltd.	Liberia	-
	None.	-	-

	Magalie Investments Corp.	Liberia	-
	None.	-	-

	Melba Management Ltd.	Liberia	-
	None.	-	-

	Minta Holdings S.A.	Liberia	-
	None.	-	-

	Odell International Ltd.	Liberia	-
	None.	-	-

	Naia Development Corp.	Liberia	-
	None.	-	-

	Thurman International Ltd.	Liberia	-
	Centel Shipping Company Limited	Cyprus	100%

Centel Shipping Company Limited		Cyprus	-
	None.	-	-

Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited)		Marshall Islands	-
	Quintana Management LLC	Marshall Islands	100%
	Quintana Logistics LLC	Marshall Islands	100%
	Iron Miner Shipco LLC	Marshall Islands	100%
	Lowlands Beilun Shipco LLC	Marshall Islands	100%
	Kirmar Shipco LLC	Marshall Islands	100%
	Iron Beauty Shipco LLC	Marshall Islands	100%
	Iron Bradyn Shipco LLC	Marshall Islands	100%
	Iron Manolis Shipco LLC	Marshall Islands	100%
	Iron Brooke Shipco LLC	Marshall Islands	100%
	Iron Lindrew Shipco LLC	Marshall Islands	100%
	Coal Hunter Shipco LLC	Marshall Islands	100%
	Santa Barbara Shipco LLC	Marshall Islands	100%
	Ore Hansa Shipco LLC	Marshall Islands	100%
	Iron Kalypso Shipco LLC	Marshall Islands	100%
	Iron Bill Shipco LLC	Marshall Islands	100%
	Pascha Shipco LLC	Marshall Islands	100%
	Coal Gypsy Shipco LLC	Marshall Islands	100%
	Iron Fuzeyya Shipco LLC	Marshall Islands	100%
	Iron Anne Shipco LLC	Marshall Islands	100%
	Iron Vassilis Shipco LLC	Marshall Islands	100%
	Grain Express Shipco LLC	Marshall Islands	100%
	Iron Knight Shipco LLC	Marshall Islands	100%
	Grain Harvester Shipco LLC	Marshall Islands	100%
	Coal Pride Shipco LLC	Marshall Islands	100%
	Fearless Shipco LLC	Marshall Islands	100%
	King Coal Shipco LLC	Marshall Islands	100%
	Coal Glory Shipco LLC	Marshall Islands	100%
	Coal Age Shipco LLC	Marshall Islands	100%
	Iron Man Shipco LLC	Marshall Islands	100%
	Barbara Shipco LLC	Marshall Islands	100%
	Linda Leah Shipco LLC	Marshall Islands	100%
	Iron Endurance Shipco LLC	Marshall Islands	100%

	Iron Miner Shipco LLC	Marshall Islands	-
	None.	-	-

	Lowlands Beilun Shipco LLC	Marshall Islands	-
	None.	-	-

	Kirmar Shipco LLC	Marshall Islands	-
	None.	-	-

	Iron Beauty Shipco LLC	Marshall Islands	-
	None.	-	-

	Iron Bradyn Shipco LLC	Marshall Islands	-
	None.	-	-

	Iron Manolis Shipco LLC	Marshall Islands	-
	None.	-	-

	Iron Brooke Shipco LLC	Marshall Islands	-
	None.	-	-

	Iron Lindrew Shipco LLC	Marshall Islands	-
	None.	-	-

	Coal Hunter Shipco LLC	Marshall Islands	-
	None.	-	-

	Santa Barbara Shipco LLC	Marshall Islands	-
	None.	-	-

	Ore Hansa Shipco LLC	Marshall Islands	-
	None.	-	-

	Iron Kalypso Shipco LLC	Marshall Islands	-
	None.	-	-

	Iron Bill Shipco LLC	Marshall Islands	-
	None.	-	-

	Pascha Shipco LLC	Marshall Islands	-
	None.	-	-

	Coal Gypsy Shipco LLC	Marshall Islands	-
	None.	-	-

	Iron Fuzeyya Shipco LLC	Marshall Islands	-
	None.	-	-

	Iron Anne Shipco LLC	Marshall Islands	-
	None.	-	-

	Iron Vassilis Shipco LLC	Marshall Islands	-
	None.	-	-

	Grain Express Shipco LLC	Marshall Islands	-
	None.	-	-

	Iron Knight Shipco LLC	Marshall Islands	-
	None.	-	-

	Grain Harvester Shipco LLC	Marshall Islands	-
	None.	-	-

	Coal Pride Shipco LLC	Marshall Islands	-
	None.	-	-

	Fearless Shipco LLC	Marshall Islands	-
	None.	-	-

	King Coal Shipco LLC	Marshall Islands	-
	None.	-	-

	Coal Glory Shipco LLC	Marshall Islands	-
	None.	-	-

	Coal Age Shipco LLC	Marshall Islands	-
	None.	-	-

	Iron Man Shipco LLC	Marshall Islands	-
	None.	-	-

	Barbara Shipco LLC	Marshall Islands	-
	None.	-	-

	Linda Leah Shipco LLC	Marshall Islands	-
	None.	-	-

SCHEDULE V

Existing Indebtedness

Excel Maritime Carriers Ltd.

Facility	Obligor(s)	Principal Amount Outstanding
1.875% Convertible Senior Notes due October 15, 2027 in the aggregate principal amount of $150,000,000.	Excel Maritime Carriers Ltd.	$150,000,000
Secured Loan Agreement, dated November 27, 2007, among Minta Holdings S.A., Odell International Ltd. and Credit Suisse (respecting July M and Mairouli).	Minta Holdings S.A.; Odell International Ltd	$74,550,000
ISDA Master Agreement, as modified by the Schedule, dated April 3, 2008 by Excel Maritime Carriers Ltd. and HSH Nordbank AG, as swap bank (the “HSH ISDA Master Agreement”).	Excel Maritime Carriers Ltd.	N/A
Rate Collar Transaction with extendable Swap Confirmation, dated July 11, 2006 by HSH Nordbank AG to Fountain Services Limited, Candy Enterprises Inc., Marias Trading Inc., Amanda Enterprises Limited, Tanaka Services Ltd., Harvey Development Corp. and Yasmine International Inc. in connection with the HSH ISDA Master Agreement (the “HSH Swap Confirmation”)
	Fountain Services Limited, Candy Enterprises Inc., Marias Trading Inc., Amanda Enterprises Limited, Tanaka Services Ltd., Harvey Development Corp. and Yasmine International Inc.	N/A
ISDA Novation Agreement, together with the Novation Confirmation, dated April 10, 2008, by and between HSH Nordbank AG, as remaining party, Excel Maritime Carriers Ltd., as transferee, and Fountain Services Limited, Candy Enterprises Inc., Marias Trading Inc., Amanda Enterprises Limited, Tanaka Services Ltd., Harvey Development Corp. and Yasmine International Inc., as transferors, in relation to the HSH Swap Confirmation.

	Excel Maritime Carriers Ltd.	N/A

Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited)
Facility	Obligor(s)	Principal Amount Outstanding
Loan Agreement, dated April 11, 2007, by and between Christine Shipco LLC and The Royal Bank of Scotland plc (in respect of Hull No. S2295).	Christine Shipco LLC	$15,199,800
Loan Agreement, dated May 11, 2007, by and between Lillie Shipco LLC and The Royal Bank of Scotland plc (in respect of Hull No. S-1330 (tbn)).	Lillie Shipco LLC	$11,284,000
Loan Agreement, dated May 11, 2007, by and between Hope Shipco LLC and The Royal Bank of Scotland plc (in respect of Hull No. S-1335 (tbn)).	Hope Shipco LLC	$10,934,000
ISDA Master Agreement, as modified by the Schedule, dated July 19, 2006 by and between Fearless Shipco LLC, King Coal Shipco LLC, Coal Glory Shipco LLC, Coal Age Shipco LLC, Iron Man Shipco LLC, Barbara Shipco LLC, Coal Pride Shipco LLC, Linda Leah Shipco LLC, Iron Beauty Shipco LLC, Kirmar Shipco LLC, Grain Express Shipco LLC, Iron Knight Shipco LLC, Grain Harvest Shipco LLC, Iron Bradyn Shipco LLC, Iron Fuzeyya Shipco LLC, Iron Calypso Shipco LLC, Ore Hansa Shipco LLC, Santa Barbara Shipco LLC, Iron Bill Shipco LLC (formerly known as Iron Elisabeth Shipco LLC), Iron Vassilis Shipco LLC, Iron Anne Shipco LLC, Pascha Shipco LLC, Iron Lindrew Shipco LLC, Coal Gypsy Shipco LLC, Coal Hunter Shipco LLC, Iron Brooke Shipco LLC, Iron Manolis Shipco LLC, Lowlands Beilun Shipco LLC (formerly known as Coal Heat Shipco LLC), Iron Endurance Shipco LLC, Iron Miner Shipco LLC, Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) and Fortis Bank (Nederland) N.V., as swap bank (the “Fortis ISDA Master Agreement”).
	Bird Acquisition Corp.	N/A
Transaction Confirmation, dated June 16, 2006, between Quintana Maritime Limited and Fortis Bank (Netherland) N.V. in relation to the Fortis ISDA Master Agreement (the “Fortis Swap Confirmation”).	Bird Acquisition Corp.	N/A
Supplemental Agreement to the Fortis ISDA
Master Agreement, dated April 15, 2008, among
Fortis Bank (Nederland) N.V. and Coal Pride
Shipco LLC, Iron Beauty Shipco LLC, Kirmar
Shipco LLC, Grain Express Shipco LLC, Iron
Knight Shipco LLC, Grain Harvester Shipco LLC,
Iron Bradyn Shipco LLC, Iron Fuzeyya Shipco
LLC, Iron Kalypso Shipco LLC, Ore Hansa Shipco
LLC, Santa Barbara Shipco LLC, Iron Bill Shipco
LLC (formerly Iron Elisabeth Shipco LLC), Iron
Vassilis Shipco LLC, Iron Anne Shipco LLC,
Pascha Shipco LLC, Iron Lindrew Shipco LLC,
Coal Gypsy Shipco LLC, Coal Hunter Shipco
LLC, Iron Brooke Shipco LLC, Iron Manolis
Shipco LLC, Lowlands Beilun Shipco LLC (formerly Coal Heat Shipco LLC), Iron Endurance
Shipco LLC, Iron Miner Shipco LLC, Quintana
Maritime Limited (to be renamed Bird Acquisition Corp.).

	Bird Acquisition Corp.

Guaranty Obligations

Excel Maritime Carriers Ltd.

1.     Guarantee and Indemnity, dated as of November 27, 2007, by and between Excel Maritime Carriers Ltd. and Credit Suisse, relating to the Secured Loan Agreement, dated November 27, 2007, by and among Minta Holdings S.A., Odell International Ltd. and Credit Suisse.

2.     Guarantee, dated as of April 15, 2008, by and between Excel Maritime Carriers Ltd. and Fortis Bank (Netherland) N.V., relating to the Fortis ISDA Master Agreement and Fortis Swap Confirmation related thereto.

Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited)

3.     Performance Guarantee dated April 5, 2007 issued by Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) in favor of Cosmos World Maritime S.A. regarding the shipbuilding contract of Hull No. S-2295.

4.     Performance Guarantee dated April 25, 2007, issued by Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) in favor of Cosmos World Maritime S.A. regarding the shipbuilding contract of Hull No. S-2288.

5.     Performance Guarantee dated May 4, 2007 issued by Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) in favor of STX Shipbuilding Co., Ltd., regarding the shipbuilding contract of Hull No. S-1330.

6.     Performance Guarantee dated May 4, 2007, issued by Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) in favor of STX Shipbuilding Co., Ltd., regarding the shipbuilding contract of Hull No. S-1335.

Credit Cards

7.     Guarantee dated as of July 28, 2005, executed by Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) in favor of Citigroup Inc. and each subsidiary or affiliate thereof, in connection with the standby letter issued by Citibank International plc for the credit cards issued to personnel of the Company.

Joint Venture LLC Agreements

8.     Limited Liability Company Agreement dated March 10, 2007 between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited), AMCIC Cape Holdings LLC and Robertson Maritime Investors regarding Christine Shipco LLC.

9.     Limited Liability Company Agreement dated April 27, 2007 between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) and AMCIC Cape Holdings LLC regarding Lillie Shipco LLC.

10.   Limited Liability Company Agreement dated April 27, 2007 between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) and AMCIC Cape Holdings LLC regarding Hope Shipco LLC.

11.   Limited Liability Company Agreement dated November 8, 2007 between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) and AMCIC Cape Holdings LLC regarding Fritz Shipco LLC.

12.   Limited Liability Company Agreement dated November 8, 2007 between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) and AMCIC Cape Holdings LLC regarding Benthe Shipco LLC.

13.   Limited Liability Company Agreement dated November 8, 2007 between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) and AMCIC Cape Holdings LLC regarding Gayle Frances Shipco LLC.

14.   Limited Liability Company Agreement dated November 8, 2007 between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) and AMCIC Cape Holdings LLC regarding Iron Lena Shipco LLC.

Liens

Excel Maritime Carriers Ltd.

15.   All liens created in connection with the Guarantee and Indemnity, dated as of November 27, 2007, by and between Excel Maritime Carriers Ltd. and Credit Suisse, relating to the Secured Loan Agreement, dated November 27, 2007, by and among Minta Holdings S.A., Odell International Ltd. and Credit Suisse (respecting July M and Mairouli).

16.   All liens created in connection with the HSH ISDA Master Agreement, as modified by the Schedule and the HSH Swap Confirmation.

Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited)

17.   All liens in connection with the secured credit facility between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) and Fortis Bank N.\T. dated July 19, 2006 in the aggregate principal amount of $735,000,000.

18.   All liens created in connection with the Loan Agreement, dated April 11, 2007, by and between Christine Shipco LLC and The Royal Bank of Scotland plc.

19.   All liens created in connection with the Loan Agreement, dated May 11, 2007, by and between Lillie Shipco LLC and The Royal Bank of Scotland plc.

20.   All liens created in connection with the Loan Agreement, dated April 11, 2007, by and between Hope Shipco LLC and The Royal Bank of Scotland plc.

21.   All liens created in connection with the Fortis ISDA Master Agreement and the Fortis Swap Confirmation.

22.   Account Pledge Agreement dated July 20, 2007, executed between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) and Iron Man Shipco LLC (together the “Iron Man Account Holders”) in favor of Iron Man AS over an account of the Iron Man Account Holders with D\TB Bank AG of Frankfurt, Germany.

23.   Account Pledge Agreement dated July 20, 2007, executed between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) and Coal Glory Shipco LLC (together the “Coal Glory Account Holders”) in favor of Coal Glory AS over an account of the Coal Glory Account Holders with D\TB Bank AG of Frankfurt, Germany.

24.   Account Pledge Agreement dated July 20, 2007, executed between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) and Linda Leah Shipco LLC (together the “Linda Leah Account Holders”) in favor of Linda Leah AS over an account of the Linda Leah Account Holders with D\TB Bank AG of Frankfurt, Germany.

25.   Account Pledge Agreement dated July 25, 2007, executed between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) and Barbara Shipco LLC (together the “Barbara Account Holders”) in favor of Kunuk Mobiliengesellschaft mbH & Co. KG (“Kunuk”) over an account of the Barbara Account Holders with Commerzbank AG of Hamburg, Germany.

26.   Account Pledge Agreement dated July 25, 2007, executed between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) and King Coal Shipco LLC (together the “King Coal Account Holders”) in favor of Kunuk over an account of the King Coal Account Holders with Commerzbank AG of Hamburg, Germany.

27.   Account Pledge Agreement dated July 25, 2007, executed between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) and Coal Age Shipco LLC (together the “Coal Age Account Holders”) in favor of Jataga Mobiliengesellschaft mbH & Co. KG (“Jataga”) over an account of the Coal Age Account Holders with Commerzbank AG of Hamburg, Germany.

28.   Account Pledge Agreement dated July 25, 2007, executed between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) and Fearless Shipco LLC (together the “Fearless Account Holders”) in favor of Jataga over an account of the Fearless Account Holders with Commerzbank AG of Hamburg, Germany.

29.   Account Pledge Agreement dated June 4, 2007, executed between UBS S.A. and Quintana Management LLC (the “Manager”) regarding the 8,000 Swiss Francs guarantee to be issued by UBS S.A. in favor of Mr. Emilios Christoforou, as sub-lessor of the Geneva apartment leased by the Manager.

30.   Account Pledge Agreement dated May 29, 2007, executed between UBS S.A. and the Manager regarding the 21,900 Swiss Francs guarantee to be issued by UBS S.A. in favor of Hunziker Associates SA, as sub-lessor of the Geneva offices leased by the Manager.

31.   Account Pledge Agreement dated June 1, 2005, executed between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) and Citibank International plc regarding the $10,000 guarantee issued by Citibank International plc in favor of the Greek Ministry of Finance in the process of the Manager setting up a branch in Greece.

32.   First Priority Quadripartite agreement dated July 20, 2007, executed between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) and Iron Man Shipco LLC (the “Iron Man Bareboat Charterers”), Iron Man AS and D\TB Bank AG as security trustee, assigning, inter alia, the Iron Man Bareboat Charterers’ rights in the insurances of Iron Man.

33.   Second Priority Quadripartite agreement dated July 20, 2007, executed between the Iron Man Bareboat Charterers, Iron Man AS and Glitnir Marine Finance AS as security trustee, assigning, inter alia, the Iron Man Bareboat Charterers’ rights in the insurances of Iron Man.

34.   First Priority Quadripartite agreement dated July 20, 2007, executed between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) and Linda Leah Shipco LLC (the “Linda Leah Bareboat Charterers”), Linda Leah AS and D\TB Bank AG as security trustee, assigning, inter alia, the Linda Leah Bareboat Charterers’ rights in the insurances of Linda Leah.

35.   Second Priority Quadripartite agreement dated July 20, 2007, executed between the Linda Leah Bareboat Charterers, Linda Leah AS and Glitnir Marine Finance AS as security trustee, assigning, inter alia, the Linda Leah Bareboat Charterers’ rights in the insurances of Linda Leah.

36.   First Priority Quadripartite agreement dated July 20, 2007, executed between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited) and Coal Glory Shipco LLC (the “Coal Glory Bareboat Charterers”), Coal Glory AS and DVB Bank AG as security trustee, assigning, inter alia, the Coal Glory Bareboat Charterers’ rights in the insurances of Goal Glory.

37.   Second Priority Quadripartite agreement dated July 20, 2007, executed between the Coal Glory Bareboat Charterers, Coal Glory AS and Glitnir Marine Finance AS as security trustee, assigning, inter alia, the Coal Glory Bareboat Charterers’ rights in the insurances of Coal Glory.

38.   Assignment of insurances dated July 25, 2007, executed between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited), Barbara Shipco LLC (together the “Barbara Bareboat Charterers”), the Manager, Kunuk and Commerzbank AG, pursuant to which the Manager’s and the Barbara Bareboat Charterers’ rights in the insurances of Barbara have been assigned in favor of Commerzbank AG.

39.   Assignment of insurances dated July 25, 2007, executed between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited), King Coal Shipco LLC (together the “King Coal Bareboat Charterers”), the Manager, Kunuk and Commerzbank AG, pursuant to which the Manager’s and the King Coal Bareboat Charterers’ rights in the insurances of King Coal have been assigned in favor of Commerzbank AG.

40.   Assignment of insurances dated July 25, 2007, executed between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited), Coal Age Shipco LLC (together the “Coal Age Bareboat Charterers”), the Manager, Jataga and Commerzbank AG, pursuant to which the Manager’s and the Coal Age Bareboat Charterers’ rights in the insurances of Coal Age have been assigned in favor of Commerzbank AG.

41.   Assignment of insurances dated July 25, 2007, executed between Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited), Fearless Shipco LLC (together the “Fearless Bareboat Charterers”), the Manager, Jataga and Commerzbank AG, pursuant to which the Manager’s and the Fearless Bareboat Charterers’ rights in the insurances of Coal Age have been assigned in favor of Commerzbank AG.

Liens under Charters

Bird Acquisition Corp. (as successor in interest to Quintana Maritime Limited), in each case, together with the Designated Subsidiary Guarantors, Fearless Shipco LLC, King Coal Shipco LLC, Coal Glory Shipco LLC, Coal Age Shipco LLC, Iron Man Shipco LLC, Barbara Shipco LLC and Linda Leah Shipco LLC have entered into a certain Barecon 2001 form demise charter with the registered owners of the motor vessels Fearless I, King Coal, Coal Glory, Coal Age, Iron Man, Barbara and Linda Leah (each, a “Bareboat Charter”, and together, the “Bareboat Charters”). Clause 18 of each such Bareboat Charter provides that the owner of the relevant vessel shall have a lien on all sub-freights and sub-hires payable to the demise charterers under their own sub-charter arrangements.

Additionally, with respect to the time charter arrangements of each Collateral Vessel and Designated Vessel, Clause 18 of the time charters provides that the time charterers have a lien on the relevant Collateral Vessel or Designated Vessel, as the case may be, for hire paid but unearned.

General Banking Liens

Each bank account of Quintana Maritime Limited and its Subsidiaries is subject to the general terms of business of the bank where such account is established. The terms of opening, maintaining and closing the relevant bank accounts invariably provide that the deposit taking bank has a first priority pledge over the relevant bank account.

Rent Guarantees (Bank Guarantees or Cash Deposits)

As security for the correct fulfillment by Quintana Management LLC of its obligations under certain lease agreements that it has signed for office space in Glyfada, Athens, and office space in Geneva, Switzerland and for an apartment in Geneva, Switzerland, Quintana Management LLC has:

(a)
made a cash advance of 126,540 euros to the lessors of the Greek based offices of Quintana Management LLC, namely Pavlos A Nisianakis & Sia EE, Pavlos Nissianakis, Andreas Nisianakis and Andreas Nissianakis 2E E.P.E.;

(b)	provided a bank guarantee in the amount of 21,900 Swiss Francs issued on May 29, 2007 by UBS S.A. in favor of Hunziker Associates S.A.; and

(c)	provided a bank guarantee in the amount of 8,000 Swiss Francs issued on June 4, 2007 by UBS S.A. in favor of Emilios Christoforou.

See also above under the section headed “Liens” for the account pledges entered by Quintana Management LLC in support of the bank guarantees issued by UBS.

Law 89 Branch Office Guarantee

As security for the breach of any of the terms of its law 89 branch office in Greece, Quintana Management LLC has deposited with the Greek Ministry of Finance a bank guarantee dated May 31, 2005 with no. 505151220, issued by Citibank International plc in favor of the Greek Ministry of Finance and the Ministry of Economy in the amount of $10,000.

SCHEDULE VI

Disclosed Litigation

None.

SCHEDULE VII

Certain Environmental Matters

None.

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